Exhibit 99.3

PRO FORMA VALUATION REPORT

IF BANCORP, INC.

Watseka, Illinois

PROPOSED HOLDING COMPANY FOR:

IROQUOIS FEDERAL SAVINGS AND LOAN ASSOCIATION

Watseka, Illinois

Dated As Of:

February 25, 2011

Prepared By:

RP® Financial, LC.

1100 North Glebe Road

Suite 1100

Arlington, Virginia 22201

RP® FINANCIAL, LC. Serving the Financial Services Industry Since 1988

February 25, 2011

Board of Directors

Iroquois Federal Savings and Loan Association

201 East Cherry Street

Watseka, Illinois 60970

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”). Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Conversion

The Board of Directors of Iroquois Federal Savings and Loan Association (“Iroquois Federal” or the “Association”) adopted the plan of conversion on March 8, 2011, incorporated herein by reference. Pursuant to the plan of conversion, the Association will convert from a federally-chartered savings association to a federally-chartered stock savings association and become a wholly-owned subsidiary of IF Bancorp, Inc. (“IF Bancorp” or the “Company”), a newly formed Maryland corporation. IF Bancorp will offer 100% of its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. Going forward, IF Bancorp will own 100% of the Association’s stock, and the Association will initially be IF Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Association and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

February 25, 2011

At this time, no other activities are contemplated for the Company other than the ownership of the Association, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the Company to contribute common stock and cash to the Iroquois Federal Foundation, Inc., a charitable foundation to be established by the Association (the “Foundation”). The Foundation will be funded with IF Bancorp common stock contributed by the Company in an amount equal to 7.0% of the shares of common stock issued in the offering and cash equal to 1.0% of the gross proceeds raised in the conversion offering. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Iroquois Federal operates and to enable those communities to share in Iroquois Federal’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Association and the other parties engaged by the Association to assist in the plan of conversion and stock issuance process.

Valuation Methodology

In preparing our appraisal, we have reviewed the Association’s and the Company’s regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Association that has included due diligence related discussions with Iroquois Federal’s management; BKD, LLP, the Association’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., the Association’s conversion counsel; and Keefe Bruyette & Woods, Inc., which has been retained as the financial and marketing advisor in connection with the Association’s stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

Board of Directors

February 25, 2011

We have investigated the competitive environment within which Iroquois Federal operates and have assessed the Association’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Iroquois Federal and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Association’s operating characteristics and financial performance as they relate to the pro forma market value of Iroquois Federal. We have reviewed the economy and demographic characteristics of the primary market area in which the Association currently operates. We have compared Iroquois Federal’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

The Appraisal is based on Iroquois Federal’s representation that the information contained in the regulatory applications and additional information furnished to us by the Association and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Association, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Association. The valuation considers Iroquois Federal only as a going concern and should not be considered as an indication of the Association’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Association and the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Association’s value alone. It is our understanding that Iroquois Federal intends to remain an independent institution and there are no current plans for selling control of the Association as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Board of Directors

February 25, 2011

Valuation Conclusion

It is our opinion that, as of February 25, 2011, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $36,380,000 at the midpoint, equal to 3,638,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $30,923,000 and a maximum value of $41,837,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 3,092,300 at the minimum and 4,183,700 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $48,112,550 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 4,811,255. Based on this valuation range, the offering range is as follows: $28,900,000 at the minimum, $34,000,000 at the midpoint, $39,100,000 at the maximum and $44,965,000 at the supermaximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 2,890,000 at the minimum, 3,400,000 at the midpoint, 3,910,000 at the maximum and 4,496,500 at the supermaximum.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of IF Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of Iroquois Federal as of December 31, 2010, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

Board of Directors

February 25, 2011

The valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Iroquois Federal, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,

RP® FINANCIAL, LC.

/s/ William E. Pommerening
William E. Pommerening
Chief Executive Officer and
Managing Director

/s/ Gregory E. Dunn
Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

IF BANCORP, INC.

IROQUOIS FEDERAL SAVINGS AND LOAN ASSOCIATION

Watseka, Illinois

DESCRIPTION	PAGE NUMBER

CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Conversion	I.1
Strategic Overview	I.2
Balance Sheet Trends	I.6
Income and Expense Trends	I.10
Interest Rate Risk Management	I.14
Lending Activities and Strategy	I.15
Asset Quality	I.18
Funding Composition and Strategy	I.19
Subsidiary Activities and Affiliations	I.20
Legal Proceedings	I.21

CHAPTER TWO MARKET AREA

Introduction	II.1
National Economic Factors	II.1
Market Area Demographics	II.5
Local Economy	II.7
Unemployment Trends	II.8
Market Area Deposit Characteristics and Trends	II.9
Competition	II.10

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.5
Income and Expense Components	III.9
Loan Composition	III.12
Interest Rate Risk	III.14
Credit Risk	III.16
Summary	III.16

RP® Financial, LC.	TABLE OF CONTENTS ii

TABLE OF CONTENTS

IF BANCORP, INC.

IROQUOIS FEDERAL SAVINGS AND LOAN ASSOCIATION

Watseka, Illinois

(continued)

DESCRIPTION	PAGE NUMBER

CHAPTER FOUR VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1. Financial Condition	IV.3
2. Profitability, Growth and Viability of Earnings	IV.5
3. Asset Growth	IV.7
4. Primary Market Area	IV.7
5. Dividends	IV.9
6. Liquidity of the Shares	IV.9
7. Marketing of the Issue	IV.10
A. The Public Market	IV.10
B. The New Issue Market	IV.17
C. The Acquisition Market	IV.19
8. Management	IV.21
9. Effect of Government Regulation and Regulatory Reform	IV.21
Summary of Adjustments	IV.22
Valuation Approaches:	IV.22
1. Price-to-Earnings (“P/E”)	IV.24
2. Price-to-Book (“P/B”)	IV.26
3. Price-to-Assets (“P/A”)	IV.26
Comparison to Recent Offerings	IV.27
Valuation Conclusion	IV.27

RP® Financial, LC.	LIST OF TABLES iii

LIST OF TABLES

IF BANCORP, INC.

IROQUOIS FEDERAL SAVINS AND LOAN ASSOCIATION

Watseka, Illinois

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.7
1.2	Historical Income Statements	I.11

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.8
2.3	Unemployment Trends	II.9
2.4	Deposit Summary	II.10
2.5	Market Area Deposit Competitors	II.11

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.15
3.6	Credit Risk Measures and Related Information	III.17

4.1	Market Area Unemployment Rates	IV.8
4.2	Pricing Characteristics and After-Market Trends	IV.18
4.3	Market Pricing Comparatives	IV.20
4.4	Public Market Pricing	IV.25

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Iroquois Federal Savings and Loan Association (“Iroquois Federal” or the “Association”), chartered in 1883, is a federally-chartered savings association headquartered in Watseka, Illinois. Watseka is located in eastern Illinois near the Indiana border, approximately 100 miles south of Chicago. The Association serves east-central Illinois through the main office and three branch offices. The main office and one branch office are located in Iroquois County and the remaining two branch offices are located in Vermilion County, which is the adjacent to the southern border of Iroquois County. The Association also maintains a loan production office in Osage Beach, Missouri, which is located in central Missouri. A map of the Association’s office locations is provided in Exhibit I-1. The Association is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). At December 31, 2010, the Association had $404.9 million in assets, $333.2 million in deposits and total equity of $36.7 million, equal to 9.1% of total assets. The Association’s audited financial statements are incorporated by reference as Exhibit I-2.

Plan of Conversion

On March 8, 2011, the Board of Directors of the Association adopted a plan of conversion, incorporated herein by reference, in which the Association will convert from a federally-chartered mutual savings association to a federally-chartered stock savings association and become a wholly-owned subsidiary of IF Bancorp, Inc. (“IF Bancorp” or the “Company”), a newly formed Maryland corporation. IF Bancorp will offer 100% of its common stock to qualifying depositors of Iroquois Federal in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicated community offering. Going forward, IF Bancorp will own 100% of the Association’s stock, and the Association will initially be IF Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Association and the balance of the net proceeds will be retained by the Company.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 2

At this time, no other activities are contemplated for the Company other than the ownership of the Association, extending a loan to the newly-formed employee stock ownership plan (the “ESOP”) and reinvestment of the proceeds that are retained by the Company. In the future, IF Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Concurrent with the conversion, the Company will contribute IF Bancorp common stock and cash to the Iroquois Federal Foundation, Inc. (the “Foundation”), a newly formed charitable foundation established by the Association. The common stock contribution will be in an amount equal to 7.0% of the shares of common stock issued in the offering, and the cash contribution will be equal to 1.0% of the gross proceeds raised in the conversion offering. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which the Association operates. The dilutive impact of the contribution to the Foundation has been factored into this appraisal.

Strategic Overview

Iroquois Federal maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. The Association has pursued a growth strategy in recent years, in which asset growth has been sustained through a combination of loans and investments. Retail deposits have been the primary funding source for the Association’s asset growth.

Historically, Iroquois Federal’s operating strategy has been fairly reflective of a traditional thrift operating strategy, in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Association’s assets and liabilities, respectively. In more recent years, the Association has pursued a strategy of placing more of an emphasis on diversifying into other types of lending that

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 3

generally earn higher yields and are more rate sensitive than 1-4 family permanent mortgage loans. Beyond 1-4 family permanent mortgage loans, commercial real estate/multi-family loans, consumer loans and commercial business loans constitute the most significant areas of lending diversification for the Association. Lending diversification for the Association also includes home equity loans and construction loans. The Association’s current strategic plan is to continue to pursue recent growth strategies, in which lending diversification will emphasize growth of commercial real estate and commercial business loans. Pursuant to targeting growth of commercial loans, the Association is also placing an emphasis on growing commercial deposit accounts through establishing full service banking relationships with its commercial borrowers. The origination of 1-4 family permanent mortgage loans is expected to remain as the Association’s primary lending activity, but growth of the 1-4 family loan portfolio will be somewhat limited by the Association’s general philosophy of selling originations of 1-4 family fixed rate loans with terms of more than fifteen years.

Investments serve as a supplement to the Association’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. U.S. Government and agency securities constitute the major portion of the Association’s investment portfolio, with other investments consisting of mortgage-backed securities, municipal bonds and FHLB stock.

The Association’s lending and investment strategies have supported management of credit risk exposure, as evidenced by favorable credit quality measures for non-performing assets and credit quality related losses. Iroquois Federal is not a subprime lender and does not hold any investments in high risk collateralized debt obligations (“CDOs”).

Retail deposits have consistently served as the primary interest-bearing funding source for the Association and have funded most of the Association’s asset growth in recent years. Certificates of deposit (“CDs”) constitute the largest portion of the Association’s deposit, although the concentration of CDs comprising total deposits has declined in recent years. The Association utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. Borrowings utilized the Association have typically been limited to FHLB advances.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 4

Iroquois Federal’s earnings base is largely dependent upon net interest income and operating expense levels. In recent years, the Association’s net interest margin has trended higher as interest rate spreads have increased with the decline in short-term interest rates and resulting steeper yield curve. In particular, the Association’s balance sheet is liability-sensitive in the short-term and, therefore, funding costs have decreased more rapidly relative to yields earned on less rate sensitive interest-earning assets. Operating expenses have increased in recent years as well, which has been mostly related to higher compensation costs incurred in connection with expansion of staff to facilitate and implement planned growth strategies. Revenues derived from non-interest income sources have been a fairly substantive and growing contributor to the Association’s core earnings base, with such income consisting mostly of fees and service charges, insurance commissions and mortgage banking income.

The post-offering business plan of the Association is expected to continue to focus on operating and growing a profitable institution serving retail customers and businesses in local markets. Accordingly, Iroquois Federal will continue to be an independent community-oriented financial institution with a commitment to meeting the retail and commercial banking needs of individuals and businesses in east-central Illinois. In addition, the Association’s business plan is to implement strategies that will facilitate growth of its franchise and increase earnings.

The Association’s Board of Directors has elected to complete a mutual-to-stock conversion to improve the competitive position of Iroquois Federal. The capital realized from the stock offering will increase the operating flexibility and overall financial strength of Iroquois Federal. The additional capital realized from stock proceeds will increase the Association’s leverage capacity, pursuant to which the Association plans to emphasize loan growth and growth of other interest-earning assets. Iroquois Federal’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Association’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 5

realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Association’s future funding needs, which may facilitate a reduction in Iroquois Federal’s funding costs. Additionally, Iroquois Federal’s stronger capital position will also better position the Association to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in the markets currently served by the Association or nearby surrounding markets. The Association will also be better positioned to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position and its ability to offer stock as consideration. At this time, the Association has no specific plans for expansion. The projected uses of proceeds are highlighted below.

•

IF Bancorp The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into liquid funds held as a deposit at the Association and short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Association, repurchases of common stock, and the payment of regular and/or special cash dividends.

•

Iroquois Federal. Approximately 50% of the net stock proceeds will be infused into the Association in exchange for all of the Association’s newly issued stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Association are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth.

Overall, it is the Association’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Iroquois Federal’s’ operations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 6

Balance Sheet Trends

Table 1.1 shows the Association’s historical balance sheet data for the past five and one-half fiscal years. From fiscal year end 2006 through December 31, 2010, Iroquois Federal’s assets increased at a 4.8% annual rate. Asset growth included a mix of investments and loans, which provided for a fairly consistent interest-earning asset composition over the five and one-half period. Since fiscal year end 2006, deposit growth has funded most of the Association’s asset growth. A summary of Iroquois Federal’s key operating ratios for the past five and one-half years is presented in Exhibit I-3.

Iroquois Federal’s loans receivable portfolio increased at a 4.3% annual rate from year end 2006 through December 31 2010, in which loan growth was sustained throughout the period. The Association’s slightly lower loan growth rate compared to its asset growth rate provided for a slight decrease the loans-to-assets ratio from 60.6% at fiscal year end 2006 to 59.5% at December 31, 2010. Iroquois Federal’s historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 61.0% of total loans receivable consisted of 1-4 family loans at December 31, 2010.

Trends in the Association’s loan portfolio composition over the past five and one-half fiscal years show that the concentration of 1-4 family permanent mortgage loans comprising total loans declined from a high of 78.8% at fiscal year end 2007 to a low of 61.0% at December 31, 2010. The decrease in the concentration of 1-4 family loans comprising the Association’s loan was due a decrease in the balance of 1-4 family loans held by the Association, as well as growth of other types of loans. The declining balance of 1-4 family loans reflects Iroquois Federal’s general philosophy of selling originations of longer term fixed rate 1-4 family loans into the secondary market. Over the past five and one-half fiscal years, lending diversification by the Association has emphasized commercial real estate/multi-family loans. The concentration of commercial real estate/multi-family loans comprising total loans increased from 6.7% at fiscal year end 2006 to 21.4% at December 31, 2010. Consumer loans, excluding home equity loans, and commercial business loans constitute the other major areas of lending diversification for the Association. Consumer loans decreased from 10.9% of total loans at fiscal year end 2006 to 6.9% of total loans at December 31, 2010, while commercial business loans increased from 3.7% of total loans at fiscal year end 2006 to 6.3% of total loans at December 31, 2010. Home equity loans have been a source of loan growth for the Association as well, as home equity loans comprising total loans increased from a zero balance at fiscal year end 2006 to 4.0% of total loans at December 31, 2010. Lending diversification for the Association also includes construction loans, which has generally not been a significant area of lending diversification for the Association. Construction loans comprised 0.5% of the loan portfolio at December 31, 2010.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 7

Table 1.1

Iroquois Federal Savings and Loan Association

Historical Balance Sheet Data

													6/30/06-
													12/31/10
	At Fiscal Year Ended June 30,										At December 31,		Annual.
	2006		2007		2008		2009		2010		2010		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$328,488	100.00%	$326,425	100.00%	$338,959	100.00%	$377,158	100.00%	$384,782	100.00%	$404,911	100.00%	4.76%
Cash and cash equivalents	8,640	2.63%	5,826	1.78%	3,658	1.08%	11,902	3.16%	6,836	1.78%	6,655	1.64%	-5.64%
Investment securities/CDs	104,819	31.91%	97,443	29.85%	103,033	30.40%	124,870	33.11%	125,747	32.68%	138,127	34.11%	6.32%
Loans held for sale	—	0.00%	—	0.00%	—	0.00%	156	0.04%	460	0.12%	242	0.06%	NM
Loans receivable, net	199,105	60.61%	206,730	63.33%	215,180	63.48%	223,656	59.30%	233,753	60.75%	240,725	59.45%	4.31%
FHLB stock	3,536	1.08%	3,688	1.13%	3,121	0.92%	3,121	0.83%	3,121	0.81%	3,121	0.77%	-2.74%
Bank-owned life insurance	5,985	1.82%	3,121	0.96%	6,469	1.91%	6,723	1.78%	6,978	1.81%	7,108	1.76%	3.90%
Deposits	$271,932	82.78%	$272,795	83.57%	$269,944	79.64%	$313,252	83.06%	$320,557	83.31%	$333,191	82.29%	4.62%
Borrowings	27,000	8.22%	22,000	6.74%	36,000	10.62%	26,500	7.03%	22,500	5.85%	31,000	7.66%	3.12%

Equity	$26,288	8.00%	$27,054	8.29%	$28,912	8.53%	$33,256	8.82%	$37,288	9.69%	$36,720	9.07%	7.71%

Full Service Banking Offices Open	4		4		4		4		4		4

(1)	Ratios are as a percent of ending assets.

Sources:	Iroquois Federal’s prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 8

The intent of the Association’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Iroquois Federal’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into a deposit at the Association or other short-term funds. Over the past five and one-half years, the Association’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 32.4% of assets at fiscal year end 2008 to a high 36.5% of assets at December 31, 2010. In recent years, the Association has emphasized investing in U.S. Government federal agency and government sponsored enterprises (“GSEs”) and such investments constituted the major portion of investment portfolio at December 31, 2010 ($122.3 million). Other investments held by the Association at December 31, 2010 consisted of mortgage-backed securities ($12.9 million), which are mortgage pass-through certificates that are guaranteed or insured by GSEs, and municipal bonds ($2.6 million). As of December 31, 2010, all investment securities were maintained as available for sale and the net unrealized gain on the investment portfolio equaled $746,000. Exhibit I-4 provides historical detail of the Association’s investment portfolio. As of December 31, 2010, the Association also held FHLB stock of $3.1 million or 0.8% of assets, cash and cash equivalents amounting to $6.7 million or 1.6% of assets and CDs held in other financial institutions of $250,000.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 9

The Association also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of the Association’s directors and officers. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of December 31, 2010, the cash surrender value of the Association’s BOLI equaled $7.1 million.

Over the past five and one-half years, Iroquois Federal’s funding needs have been largely addressed through deposits and internal cash flows, with supplemental funding provided by borrowings and retained earnings. From fiscal year end 2006 through December 31, 2010, the Association’s deposits increased at an annual rate of 4.6%. After declining slightly during fiscal year 2008, positive deposit growth was sustained over the past two and one-half fiscal years. The most significant deposit growth occurred during fiscal year 2009. Deposits as a percent of assets ranged from a low of 79.6% at fiscal year end 2008 to a high of 83.6% at fiscal year end 2007. As of December 31, 2010, the Association’s deposits totaled $333.2 million or 82.3% of assets. CDs account for the largest concentration of the Association’s deposits and comprised 62.15% of average deposits for the six months ended December 31, 2010. Transaction and savings account deposits comprised 37.85% of average deposits for the six months ended December 3,1 2010, with money market accounts comprising the largest portion of the Association’s core deposits.

Borrowings serve as an alternative funding source for the Association to address funding needs for growth and to support management of deposit costs and interest rate risk. From fiscal year end 2006 to December 31, 2010, borrowings increased at an annual rate of 3.1%. Borrowings ranged from a low of $22.0 million or 6.7% of assets at fiscal year end 2007 to a high of $36.0 million or 10.6% of assets at fiscal year end 2008. As of December 31, 2010, Iroquois Federal maintained $31.0 million of borrowings equal to 7.7% of assets. The Association’s utilization of borrowings has generally been limited to FHLB advances and borrowings held by the Association at December 31, 2010 consisted entirely of FHLB advances.

Since fiscal year end 2006, retention of earnings and the adjustment for accumulated other comprehensive income translated into an annual capital growth rate of 7.7% for the Association. Capital growth outpaced the Association’s asset growth

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 10

rate, as Iroquois Federal’s equity-to-assets ratio increased from 8.0% at year fiscal year end 2006 to 9.1% at December 31, 2010. All of the Association’s capital is tangible capital and the Association maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2010. The addition of stock proceeds will serve to strengthen the Association’s capital position, as well as support growth opportunities. At the same time, as the result of the significant increase that will be realized in the Association’s pro forma capital position, Iroquois Federal’s ROE can be expected to initially decline from current returns

Income and Expense Trends

Table 1.2 shows the Association’s historical income statements for the past five and one-half fiscal years. The Association reported positive earnings over the past five and one-half fiscal years, ranging from a low of 0.20% of average assets during fiscal year 2007 to a high of 0.79% of average assets for the twelve months ended December 31, 2010. Net interest income and operating expenses represent the primary components of the Association’s earnings. Non-interest operating income has been a solid and growing contributor to the Association’s earnings, while loan loss provisions and gains and losses from the sale of investments and foreclosed assets have had a varied impact on the Association’s earnings over the past five and one-half fiscal years. Notably, the higher return posted during the twelve months ended December 31, 2010 was in part supported by an increase in gains on the sale of investment securities.

Over the past five and one-half fiscal years, the Association’s net interest income to average assets ratio ranged from a low of 1.88% during fiscal year 2007 to a high of 2.91% during the twelve months ended December 31, 2010. The positive trend in the net interest income ratio since fiscal year 2007 reflected a more significant decrease in the interest expense ratio relative to the interest income ratio. The increase in the Association’s net interest income ratio since fiscal year 2007 has been facilitated by a wider yield-cost spread, as the decline in short-term interest rates and resulting steeper yield curve has provided for a more significant decline in the Association’s funding costs relative to less rate sensitive interest-earning asset yields. Loan growth that was sustained by diversification into higher yielding types of loans also contributed to the increase in the Association’s interest rate spread. Overall, the Association’s interest rate spread increased from 1.88% during fiscal year 2007 to 3.01% during the six months ended December 31, 2010. The Association’s net interest rate spreads and yields and costs for the past five and one-half fiscal years are set forth in Exhibits I-3 and I-5.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 11

Table 1.2

Iroquois Federal Savings and Loan Association

Historical Income Statements

	For the Fiscal Year Ended June 30,										For the 12 months
	2006		2007		2008		2009		2010		Ended 12/31/10
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$14,665	4.63%	$17,224	5.26%	$18,142	5.45%	$18,118	5.06%	$17,761	4.58%	$17,395	4.39%
Interest expense	(8,216)	-2.59%	(11,058)	-3.38%	(11,033)	-3.32%	(8,663)	-2.42%	(6,714)	-1.73%	(5,833)	-1.47%

Net interest income	$6,449	2.03%	$6,166	1.88%	$7,109	2.14%	$9,455	2.64%	$11,047	2.84%	$11,562	2.91%
Provision for loan losses	—	0.00%	(25)	-0.01%	(47)	-0.01%	(405)	-0.11%	(1,875)	-0.48%	(1,531)	-0.39%

Net interest income after provisions	$6,449	2.03%	$6,141	1.88%	$7,062	2.12%	$9,050	2.53%	$9,172	2.36%	$10,031	2.53%

Other operating income	$2,078	0.66%	$2,162	0.66%	$2,324	0.70%	$3,029	0.85%	$2,932	0.76%	$3,386	0.86%
Operating expense	(7,011)	-2.21%	(7,623)	-2.33%	(7,247)	-2.18%	(8,336)	-2.33%	(9,118)	-2.35%	(9,868)	-2.49%

Net operating income	$1,516	0.48%	$680	0.21%	$2,139	0.64%	$3,743	1.05%	$2,986	0.77%	$3,549	0.90%

Non-Operating Income
Gain (loss) on sale of investments	$0	0.00%	$0	0.00%	158	0.05%	$69	0.02%	$1,108	0.29%	$1,182	0.30%
Gain (loss) on sale of foreclosed assets	160	0.05%	115	5.73%	15	0.00%	(43)	-0.01%	(28)	-0.01%	113	0.03%
Gain (loss) on loans sold	—	0.00%	—	0.00%	—		—	0.00%	—	0.00%	—	0.00%
Impairment on investements	—	0.00%	—	0.00%	—	0.00%	—	0.00%	—	0.00%	—	0.00%

Net non-operating income	$160	0.05%	$115	0.04%	$173	0.05%	$26	0.01%	$1,080	0.28%	$1,295	0.33%

Net income before tax	$1,676	0.53%	$795	0.24%	$2,312	0.69%	$3,769	1.05%	$4,066	1.05%	$4,844	1.22%
Income tax provision	(503)	-0.16%	(130)	-0.04%	(742)	-0.22%	(1,362)	-0.38%	(1,389)	-0.36%	(1,719)	-0.43%

Net income (loss)	$1,173	0.37%	$665	0.20%	$1,570	0.47%	$2,407	0.67%	$2,677	0.69%	$3,125	0.79%

Adjusted Earnings
Net income	$1,173	0.37%	$665	0.20%	$1,570	0.47%	$2,407	0.67%	$2,677	0.69%	$3,125	0.79%
Add (Deduct): Net gain/(loss) on sale	(160)	-0.05%	(115)	-0.04%	(173)	-0.05%	(26)	-0.01%	(1,080)	-0.28%	(1,295)	-0.33%
Tax effect (2)	61	0.02%	44	0.01%	66	0.02%	10	0.00%	410	0.11%	492	0.12%

Adjusted earnings	$1,074	0.34%	$594	0.18%	$1,463	0.44%	$2,391	0.67%	$2,007	0.52%	$2,322	0.59%

Expense Coverage Ratio (3)	0.92		0.81		0.98		1.13		1.21		1.17
Efficiency Ratio (4)	82.2%		91.5%		76.8%		66.8%		65.3%		66.0%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 38.0% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains).

Sources:	Iroquois Federal’s prospectus, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 12

Non-interest operating income has been a growing contributor to the Association’s earnings over the past five and one-half fiscal years, ranging from a low of 0.66% of average assets during fiscal years 2006 and 2007 to a high of 0.86% of average assets during the twelve months ended December 31, 2010. Fees and service charges constitute the largest source of non-interest operating income for the Association, with other non-interest operating revenues derived from mortgage banking revenues, insurance commissions, income earned on BOLI and miscellaneous other revenue sources.

Operating expenses represent the other major component of the Association’s earnings, ranging from a low of 2.18% of average assets during fiscal years 2006 and 2008 to a high of 2.49% of average assets during the twelve months ended December 31, 2010. The upward trend in the Association’s operating expense ratio since fiscal year 2008 has been in part related to adding personnel to facilitate implementation of planned growth strategies and management of information technology operations. A significant increase in FDIC insurance premiums was another factor that accounted for the higher operating expenses reported by the Association in recent years. Upward pressure will be placed on the Association’s expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Association’s capacity to leverage operating expenses through pursuing more aggressive growth of the balance sheet.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 13

Overall, the general trends in the Association’s net interest margin and operating expense ratio since fiscal year 2006 reflect an increase in core earnings, as indicated by the Association’s expense coverage ratio (net interest income divided by operating expenses). Iroquois Federal’s expense coverage ratio equaled 0.92 times during fiscal year 2006, versus a ratio of 1.17 times during the twelve months ended December 31, 2010. The increase in the expense coverage ratio resulted from a more significant increase in the net interest income ratio compared to the operating expense ratio. Similarly, Iroquois Federal’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 82.2% during fiscal year 2006 was less favorable than the 66.0% efficiency ratio posted for the twelve months ended December 31, 2010.

Over the past five and one-half fiscal years, loan loss provisions established by the Association ranged from a low of no loan loss provisions established during fiscal year 2006 to a high of 0.48% of average assets during fiscal year 2010. For the twelve months ended December 31, 2010, loan loss provisions amounted to $1.5 million or 0.39% of average assets. An increase in non-performing loans, growth of higher risk types of loans and the impact of the recession on the local economy were factors that contributed to the higher loan loss provisions established by the Association in recent periods. As of December 31, 2010, the Association maintained valuation allowances of $2.7 million, equal to 1.13% of net loans receivable and 66.85% of total non-accruing loans and accruing loans delinquent 90 days or more. Exhibit I-6 sets forth the Association’s loan loss allowance activity during the past five and one-half fiscal years.

Non-operating income over the past five and one-half fiscal years has typically had a fairly modest impact on the Association’s earnings, consisting of gains on the sale of investment of securities and gains and losses on the sale of foreclosed assets. However, non-operating income was a comparatively larger contributor to the Association’s earnings during fiscal year 2010 and during the twelve months ended December 31, 2010, as the result of gains recorded on the sale of investment securities. For the twelve months ended December 31, 2010, non-operating gains amounted to $1.3 million or 0.33% of average assets and consisted of $1.2 million of gains on the sale of investment securities and $113,000 of gains on the sale of foreclosed assets. In general, the gains and losses recorded by Association were not viewed as part of the Association’s core or recurring earnings.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 14

The Association’s effective tax rate ranged from a low of 16.35% during fiscal year 2007 to a high of 36.14% during fiscal year 2009. As set forth in the prospectus, the Association’s marginal effective statutory tax rate is 38.0%.

Interest Rate Risk Management

The Association’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as in the interest rate environment that generally prevailed during 2006 and 2007 in which the yield curve was flat or inverted. Comparatively, the Association’s interest rate spreads will tend to benefit when short-term interest rates decline and the yield curve steepens, such as the interest rate environment that has prevailed in recent years. As of December 31, 2010, the OTS Net Portfolio Value (“NPV”) analysis indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 20% decrease in Iroquois Federal’s NPV (see Exhibit I-7).

The Association pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Association manages interest rate risk from the asset side of the balance sheet through selling originations of longer term 1-4 family fixed rate loans to the secondary market, originating 1-4 family ARM loans for investment, maintaining investment securities as available for sale, laddering the maturities of the investment portfolio out to six and three-quarter years and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which generally consists of shorter term fixed rate balloon loans or variable rate loans. As of June 30, 2010, of the Association’s total loans due after June 30, 2011, ARM loans comprised 50.78% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits and utilizing longer term fixed rate FHLB advances. Transaction and savings account deposits comprised 37.85% of the Association’s average deposits for the six months ended December 31, 2010.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 15

The infusion of stock proceeds will serve to further limit the Association’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Association’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Iroquois Federal’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Association’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Association has emphasized commercial real estate/multi-family loans followed by consumer loans and commercial business loans. Other areas of lending diversification for the Association include home equity and construction loans. Going forward, the Association’s lending strategy is to continue to emphasize diversification of the loan portfolio, particularly with respect to growth of commercial real estate and commercial business loans. The origination of 1-4 family permanent mortgage loans is expected to remain an active area of lending for the Association, although growth of the 1-4 family loan portfolio will be limited as new loan production will be offset by the sale of most longer term fixed rate originations and repayments on the existing portfolio. The Association’s general lending philosophy has been to limit its lending activities to local and familiar markets. Exhibit I-9 provides historical detail of Iroquois Federal’s loan portfolio composition over the past five and one-half fiscal years. Exhibit I-10 provides the contractual maturity of the Association’s loan portfolio by loan type as of December 31, 2010.

Iroquois Federal offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans, with most current originations consisting of fixed rate loans reflecting high demand for such loans in the low interest rate environment that has prevailed in recent years. Loans are underwritten to secondary market guidelines, as the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 16

Association’s current philosophy has been to sell most originations of fixed rate loans with terms of more than 15 years into the secondary market. Loans are sold on a servicing retained basis. ARM loans offered by the Association have initial repricing terms of one, three, five and seven years and then convert to a one-year ARM loan for the balance of the mortgage term. Fixed rate loans are offered for terms of 10 through 30 years. Residential loans are generated through the Association’s in-house lending staff, walk-ins, on-line banking and third party referrals. As of December 31, 2010, the Association’s outstanding balance of 1-4 family loans equaled $148.9 million or 61.0% of total loans outstanding.

The Association’s 1-4 family lending activities include home equity loans and home equity lines of credit, which are offered as fixed and variable rate loans. Home equity lines of credit are tied to the prime rate as published in The Wall Street Journal. Home equity loans and lines of credit are offered for terms of up to 15 years consisting of a maximum five year draw period and 10 year term for repayment of the loan. The Association will originate home equity loans and lines of credit up to a maximum loan-to value (“LTV”) ratio of 90.0%, inclusive of other liens on the property. As of December 31, 2010, the Association’s outstanding balance of home equity loans and home equity lines of credit equaled $9.7 million or 4.0% of total loans outstanding.

Construction loans originated by the Association consist of loans to finance the construction of 1-4 family residences and commercial/multi-family properties. The Association’s 1-4 family construction lending activities generally consist of construction/permanent loans, which are originated up to a LTV ratio of 80.0%. Commercial real estate construction loans generally require a commitment for permanent financing to be in place prior to closing construction loan and are originated up to 80.0% of the completed appraised value of the property. Residential and commercial construction loans are interest only loans during the construction period. As of December 31, 2010, outstanding construction loans equaled $1.2 million or 0.5% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 17

The balance of the mortgage loan portfolio consists of commercial real estate, multi-family and land loans, which are collateralized by properties in the Association’s regional lending area. Iroquois Federal generally originates commercial real estate and multi-family loans up to a maximum LTV ratio of 75.0% and requires a minimum debt-coverage ratio of 1.2 times. Commercial real estate and multi-family loans are generally offered as balloon loans, with a balloon term of five years and amortization terms of up to 20 years. Properties securing the commercial real estate and multi-family loan portfolio include small office buildings, churches, restaurants and apartment buildings. Land loans consist substantially of properties that will be used for residential development and are typically extended up to a LTV ratio of 75.0%. Land loans are generally prime rate based loans for terms of up to five years. The largest commercial real estate/multi-family or land loan in the Association’s loan portfolio at December 31, 2010 was a $5.8 million loan secured by apartment buildings and was performing in accordance with its terms at December 31, 2010. As of December 31, 2010, the Association’s outstanding balance of commercial real estate, multi-family and land loans totaled $52.2 million or 21.4% of total loans outstanding.

Iroquois Federal’s diversification into non-mortgage loans is fairly evenly distributed between consumer loans and commercial business loans. Beyond home equity loans and line of credit, the Association’s consumer lending activities have been concentrated in automobile loans. Auto loans are originated directly with the consumer and indirectly through relationships with local dealerships. The remaining balance of the Association’s consumer loan portfolio consists largely of loans secured by deposits and other types of installment loans. As of December 31, 2010, the Association’s outstanding balance of consumer loans equaled $16.8 million or 6.9% of total loans outstanding and included $10.8 million of auto loans.

The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area. Commercial business loans offered by the Association consist of prime rate based loans, as well as fixed rate loans which are generally secured by equipment. Commercial business loans are generally offered for terms of up to five years. Loans secured by business assets such as accounts receivable, inventory and equipment account for the major portion of the Association’s commercial loan portfolio, while the portfolio also includes a limited amount of

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 18

unsecured loans. Expansion of commercial business and commercial real estate lending activities are areas of lending emphasis for the Association, pursuant to which the Association is seeking to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. As of December 31, 2010, Iroquois Federal’s outstanding balance of commercial business loans equaled $15.5 million or 6.3% of total loans outstanding.

Exhibit I-11 provides a summary of the Association’s lending activities over the past three and one-half fiscal years. Total loans originated increased from $63.0 million in fiscal year 2008 to $81.8 million in fiscal year 2009, but then decreased to $67.7 million in fiscal year 2010. For the six months ended December 31, 2010, total loans originated equaled $51.6 million. Fluctuations in the Association’s lending volumes were largely related to increases and decreases in 1-4 family loans originated. Loans secured by 1-4 family properties comprised the largest source of originations during the past three and one-half fiscal years, followed by originations of commercial real estate and multi-family loans. Originations of 1-4 family loans accounted for approximately 53% of total loans originated during the past three and one-half fiscal years and approximately 38% of the Association’s 1- 4 family loan originations were sold during the past three and one-half fiscal years. The Association did not purchase any loans during the past three and one-half fiscal years. Loan originations exceeded loans sold and principal repayments during the past three and one-half fiscal years, which provided for a positive trend in loans receivable since year fiscal year end 2007. Overall, net loans receivable increased from $206.7 million at fiscal year end 2007 to $240.7 million at December 31, 2010.

Asset Quality

The Association’s historical 1-4 family lending emphasis and emphasis on lending in local and familiar markets have generally supported the maintenance of relatively favorable credit quality measures. However, with the onset of the recession and less favorable real estate market conditions, the Association has experienced some

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 19

credit quality deterioration in its loan portfolio in recent years Over the past five and one-half fiscal years, Iroquois Federal’s balance of non-performing assets, consisting of non-accruing loans, accruing loans 90 days or more past due and repossess assets, ranged from a low of 0.16% of assets at fiscal year end 2007 to a high of 1.13% of assets at fiscal year end 2010. As shown in Exhibit I-12, non-performing assets at December 31, 2010 totaled $4.4 million or 1.10% of assets. The non-performing assets balance at December 31, 2010 consisted of $3.5 million of non-accruing loans, $511,000 of accruing loans 90 days or more past due and $386,000 of reposed assets. The major portion of the non-performing assets balance at December 31, 2010 consisted of 1-4 family loans or 1-4 family residences that were held as real estate owned.

To track the Association’s asset quality and the adequacy of valuation allowances, Iroquois Federal has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed quarterly by senior management and the Board. Pursuant to these procedures, when needed, the Association establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of December 31, 2010, the Association maintained valuation allowances of $2.7 million, equal to 1.13% of net loans receivable and 66.95% of non-accruing loans and accruing loans 90 days or more past due.

Funding Composition and Strategy

Deposits have consistently served as the Association’s primary funding source and at December 31, 2010 deposits accounted for 91.5% of Iroquois Federal’s interest-bearing funding composition. Exhibit I-13 sets forth the Association’s deposit composition for the past three and one-half fiscal years and Exhibit I-14 provides the interest rate and maturity composition of the CD portfolio at December 31, 2010. CDs constitute the largest component of the Association’s deposit composition, although the concentration of CDs comprising total deposits has declined in recent years reflecting a comparatively stronger growth rate for the Association’s transaction and savings

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 20

account deposits. For the six months ended December 31, 2010, the balance of CDs averaged $206.5 million or 62.15% of average deposits, versus comparable measures of $199.1 million and 72.08% of average deposits during fiscal year 2008. CDs with scheduled maturities of one year or less comprised 75.3% of the Association’s CDs at December 31, 2010. As of December 31, 2010, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $80.6 million or 38.8% of total CDs. The Association maintained $6.0 million of brokered deposit at December 31, 2010.

For the six month ended December 31, 2010, the average balance of the Association’s savings and transaction accounts was $125.8 million or 37.85% of average deposits. Comparatively, the average balance of core deposits was $77.1 million or 27.92% of average deposits for fiscal year 2008. Over the past three and one-half fiscal years, money market accounts have been the primary source of the Association’s core deposit growth. Money market account deposits comprise the largest concentration of the Association’s core deposits and for the six months ended December 31, 2010 money market account deposits comprised 56.6% of the average balance of core deposits.

Borrowings serve as an alternative funding source for the Association to facilitate management of funding costs and interest rate risk. The Association’s utilization of borrowings has generally been maintained at less than 10% of assets over the past five and one-half fiscal years. The Association maintained $31.0 million of FHLB advances at December 31, 2010 with a weighted average rate of 2.83%. FHLB advances held by the Association at December 31, 2010 consisted of a mix of short- and long-term borrowings, with maturities on long-term borrowings currently extending out beyond five years. Over the past five and one-half fiscal years, FHLB advances have been the only source of borrowings utilized by the Association. Exhibit I-15 provides further detail of the Association’s borrowings activities during the past three and one-half fiscal years.

Subsidiary Activities and Affiliations

L.C.I. Service Corporation is a wholly-owned subsidiary of Iroquois Federal. L.C.I. Service Corporation offers insurance products through Iroquois Insurance Agency.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 21

Iroquois Financial Services, which is a division of Iroquois Federal, offers brokerage and investment advisory services through an affiliation with Raymond James Financial Services, Inc.

Legal Proceedings

Iroquois Federal is not currently party to any pending legal proceedings that the Association’s management believes would have a material adverse effect on the Association’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA II.1

II. MARKET AREA

Introduction

Organized in 1883, the Association is headquartered in Watseka, Illinois. The headquarters office and a branch office are located in Iroquois County, Illinois. Two additional branches are located in Vermilion County, Illinois, located directly south of Iroquois County. The Association also maintains a loan production office in Osage Beach, Missouri, which is in central Missouri. Iroquois and Vermilion Counties are located along the eastern portion of the state of Illinois, south of Chicago, The city of Watseka, which has a population of approximately 5,500, is located in the rural eastern portion of the county approximately 15 miles from the Illinois-Indiana border and approximately 100 miles south of Chicago. Exhibit II-1 provides information on the Association’s office properties.

Future growth opportunities for the Association depend on the future growth and stability of the local and regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Association, the relative economic health of the Association’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Association’s operations is partially dependent upon national economic factors and trends. In assessing national economic trends over the past few quarter, economic data at the start of the third quarter 2010 continued to show a mixed picture for the economy. Growth in manufacturing activity slowed in July, while service sector activity expanded in July. Employment data for July showed a loss of 131,000 jobs, while the unemployment rate held steady at 9.5%. Retail sales and wholesale production were up slightly in July and the index of leading indicators also showed a modest increase in July. Housing starts were up in July, but single-family housing starts were down in July. Sales of existing homes plunged to 15-year lows in July and new home sales were down sharply in July as well. A weak reading for July

RP® Financial, LC.	MARKET AREA II.2

durable goods order further underscored that the economy was losing momentum. In contrast to general trends pointing towards a slowing economy, manufacturing activity accelerated in August. At the same time, U.S. job losses continued to mount in August and the national unemployment rate for August edged up to 9.6%. Despite modest improvement in the August housing numbers, the data continued to indicate that the housing market continued to face a long recovery. Increases in business spending and durable-goods orders (excluding transportation) were among the bright spots coming out of the August data.

Manufacturing activity expanded in September 2010 for a 14th straight month, but at a slower rate than the previous month. Comparatively, the service sector expanded at a faster rate in September, allaying fears that the economy would slip back into a recession. The September employment report showed job losses of 95,000, while the unemployment rate held steady at 9.6%. New and existing home sales increased in September, but the overall level of sales remained very weak. Retail sales rose for a third straight month in September, but industrial output for September was down slightly. The index of leading economic indicators rose slightly in September, suggesting the economy would keep growing but slowly. Third quarter GDP grew at a 2.5% annual rate (subsequently revised to 2.6%), which was slightly better than the 1.7% GDP growth rate posted during the second quarter.

The U.S. economy added 151,000 jobs in October as private-sector hiring picked up, but the unemployment rate remained at 9.6%. Manufacturing for October was at its highest level since May and retail sales for October were up for a fourth straight month in October. The index of leading economic indicators rose in October, but the housing sector continued to struggle as existing and new home sales fell in October amid weak demand and concerns about the foreclosure process. Orders for durable goods unexpectedly plunged 3.3% in October, which was the largest drop in 21 months. Manufacturing activity expanded for a 16th straight month in November, but the growth remained too weak to bring down high unemployment. November employment data showed 39,000 jobs were added to the U.S. economy, which was fewer than expected, and the November unemployment rate jumped to 9.8%. On the positive side, retail

RP® Financial, LC.	MARKET AREA II.3

sales and industrial production rose in November, while housing starts increased modestly in November. New and existing home sales edged up from October to November, but were well below year ago levels. Manufacturing activity remained a bright spot for the economic recovery in December, as industrial production continued to climb in December. In fact, factory jobs in the U.S. grew 1.2% during 2010, the first increase since 1997. While the December unemployment rate dropped to 9.4%, the 103,000 jobs added in December were less than expected. Existing home sales showed a strong percentage increase in December, but remained at a relatively low level by historical standards. Durable-goods orders were up in December, after stripping out aircraft orders which decreased in December. Fourth quarter GDP rose 3.2% (subsequently revised to 2.8%), which was in line with pre-recession growth.

Economic data for January 2011 generally showed an improving economy, while housing remained a soft spot in the economic recovery. Manufacturing activity continued to expand in January 2011, jumping to its highest level in 2004. The jobs report for January showed 36,000 jobs were added, which was far less than expected. However, the January unemployment rate dropped to 9.0%. New home construction declined slightly in January, as new home sales faced increasing completion from the large number of foreclosed homes put on the market. Existing home sales were up 2.7% in January, while new home sales plunged 12.6% in January. Home prices continued to decline in most major metropolitan areas through the end of 2010. Durable goods orders were up in January, which was driven by a jump in orders for aircraft and other transportation equipment.

In terms of interest rates trends over the past few quarters, signs of a slowing economy and tame inflation readings provided for a relatively stable interest rate environment through most of July 2010 and mortgage rates dropped to historic lows. A weak employment report for July continued to support a downward trend in Treasury yields in early-August. Treasury yields dropped to 16-month lows heading into mid-August, as investors bought Treasurys in a flight to safety amid worries over slowing growth. More signs of slower growth continued a slight downward trend in long-term Treasury yields into late-August. Strong reports for manufacturing and service sector

RP® Financial, LC.	MARKET AREA II.4

activity in August contributed to long-term Treasury yields edging higher during the first half of September. The Federal Reserve concluded its September meeting with no change in its target rate and signaled they were moving towards taking new steps to bolster the economy. The Federal Reserve’s statement along with housing data for August indicating a long recovery for the housing market depressed long-term Treasury yields in the second half of September.

Treasury yields declined further at the start of fourth quarter of 2010, reflecting growing expectations that the Federal Reserve would start buying more U.S. debt following a disappointing jobs report that showed private employers cut jobs in September. The yield on the 10-year Treasury note dipped below 2.4% in early-October and then edged higher in mid-October following a weak sale of 30-year Treasury bonds. Interest rates stabilized during the second half of October, amid signs that the economy would continue to grow slowly and inflation would remain low. The Federal Reserve’s announcement that it would purchase $600 billion of Treasury bonds to spur the economy pushed long-term Treasury yields lower in early-November, which was followed by an upturn in Treasury yields in mid-November. Stronger than expected retail sales for October and profit taking were noted factors contributing to the decline in Treasury prices. Treasury yields eased lower in late-November amid a flight to safety based on worries about Ireland’s debt problems and North Korea’s attack of a South Korean island. An apparent agreement by Congress to extend the Bush-era tax cuts pushed the ten year Treasury yield back above 3.0%. While inflation readings for November remained low, Treasury yields spiked higher in mid-December on signs of stronger economic growth and then stabilized for the balance of 2010.

News that private sector hiring increased in December pushed Treasury yields at the start of 2011, with the yield on the 10-year Treasury note approaching 3.5%. Treasury yields eased lower heading into mid-January, as the December producer price index showed only a modest increase after factoring out food and energy prices. Stronger than expected existing home sales provided for a brief spike in long-term Treasury yields heading into late-January, The Federal Reserve concluded its late-January meeting electing to keep its target rate the same and that would continue to

RP® Financial, LC.	MARKET AREA II.5

maintain the bond purchase programs. Treasury yields eased lower in late-January, as investors sought the safe haven of Treasury amid the political turmoil in Egypt. Higher wholesale and consumer prices in January, along with more indications that the economic recovery was gaining momentum, pushed Treasury yields higher heading into mid-February. Treasury yields dipped in late-February, as investors moved into lower risk investments amid the growing turmoil in Libya. As of February 25, 2011, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.28% and 3.46%, respectively, versus comparable year ago yields of 0.32% and 3.64%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of 51 economists surveyed by The Wall Street Journal in early-February 2011, the economy is expected to expand by at least a 3.0% annual rate in each quarter of 2011 and on average increase by 3.5% for all of 2011. Most of the economists expect that unemployment rate will decrease in 2011, but the pace of job growth will only serve to bring the unemployment rate down slowly. On average, the economists expect that the unemployment rate will be 8.6% at the end of 2011, with the economy adding around 2.2 million jobs in 2011. On average, the economists did not expect the Federal Reserve to begin raising its target rate until 2012 and the yield on the 10-year Treasury will reach 4.07% by December 2011. The surveyed economists also forecasted home prices would decline on average in 2011 and new home construction would remain at historical low levels.

Market Area Demographics

Table 2.1 presents information regarding demographic trends for the Association’s market area counties from 2000 to 2010 and projected through 2015. Data for the nation and the state of Illinois is included for comparative purposes. The data indicates that Iroquois County and Vermilion County maintained populations of 30,000 and 81,000, respectively, in 2010. Iroquois County’s population decreased at a 0.3% annual rate from 2000 to 2010, while Vermilion County’s population decreased at a 0.4% annual rate over the same time period. Comparatively, annual population growth rates for Illinois and the U.S. equaled 0.5% and 1.0%, respectively, over the past decade. Consistent with the past decade, the Association’s primary market counties are projected to experience slight decreases in population over the next five years. Household growth trends paralleled population growth trends, as Iroquois and Vermilion Counties experienced slight decreases in households during the past decade and that trend is projected to continue over the next five years.

RP® Financial, LC.	MARKET AREA II.6

Table 2.1

Iroquois Federal Savings and Loan Association

Summary Demographic Data

	Year			Growth Rate
	2000	2010	2015	2000-2010	2010-2015
Population (000)
United States	281,422	311,213	323,209	1.0%	0.8%
Illinois	12,419	13,090	13,269	0.5%	0.3%
Iroquois County	31	30	30	-0.3%	-0.3%
Vermilion County	84	81	79	-0.4%	-0.4%

Households (000)
United States	105,480	116,761	121,360	1.0%	0.8%
Illinois	4,592	4,838	4,904	0.5%	0.3%
Iroquois County	12	12	12	-0.2%	-0.3%
Vermilion County	33	32	32	-0.4%	-0.4%

Median Household Income ($)
United States	$42,164	$54,442	$61,189	2.6%	2.4%
Illinois	46,635	60,254	69,034	2.6%	2.8%
Iroquois County	38,036	46,174	51,593	2.0%	2.2%
Vermilion County	33,981	42,424	48,764	2.2%	2.8%

Per Capita Income ($)
United States	$21,587	$26,739	$30,241	2.2%	2.5%
Illinois	23,104	28,233	32,670	2.0%	3.0%
Iroquois County	18,435	21,679	24,438	1.6%	2.4%
Vermilion County	16,787	20,341	23,112	1.9%	2.6%

	Less Than	$25,000 to	$50,000 to
2010 HH Income Dist. (%)	$25,000	50,000	100,000	$100,000 +
United States	20.8%	24.7%	35.7%	18.8%
Illinois	18.5%	22.2%	39.0%	20.2%
Iroquois County	22.9%	29.7%	39.7%	7.7%
Vermilion County	27.5%	30.6%	35.3%	6.7%

Source:	SNL Financial.

RP® Financial, LC.	MARKET AREA II.7

Examination of median household income and per capita income measures, further highlight the rural nature of the Association’s market area. The 2010 median household income and per capital income measures for Iroquois and Vermilion Counties were well below the comparable Illinois and the U.S. measures. In comparison to Illinois and the U.S., the primary market area counties showed slightly lower growth rates for household and per capita income over the past decade. Over the next five years, growth rates for median household income and per capita income are projected to increase slightly in the primary market area counties, with Vermilion County’s projected growth rate for median household income matching the comparable Illinois growth rate. The rural nature of the Association’s market area counties is further evidenced by the household income distribution measures, as both counties maintain higher percentages of household incomes of less than $25,000 and lower percentages of households with incomes over $100,000 relative to the Illinois and the U.S.

Local Economy

Table 2.2 provides an overview of employment by sector, for the state of Illinois, Iroquois County and Vermilion County. The Association’s primary market area has a fairly diversified local economy, with employment in services, wholesale/retail trade, and government serving as the basis of the Iroquois County and Vermilion County economies. Manufacturing jobs, which tend to be higher paying jobs, is also a large source of employment in Vermilion County, while agriculture jobs maintain a prominent role in the Iroquois County economy.

RP® Financial, LC.	MARKET AREA II.8

Table 2.2

Iroquois Federal Savings and Loan Association

Primary Market Area Employment Sectors

(Percent of Labor Force)(1)

Employment Sector	Illinois	Iroquois County	Vermilion County
	(% of Total Employment)
Services	38.7%	28.6%	27.1%
Wholesale/Retail Trade	14.1%	16.7%	17.1%
Government	11.8%	11.3%	15.6%
Finance/Insurance/Real Esate	10.3%	8.8%	7.2%
Manufacturing	8.9%	6.3%	14.4%
Construction	5.3%	7.0%	3.8%
Transportation/Utility	4.4%	NA	4.8%
Arts/Entertainment/Rec.	2.0%	1.0%	1.1%
Agriculture	1.0%	10.6%	2.4%
Other	3.5%	9.7%	6.4%

Total	100.0%	100.0%	100.0%

(1)	As of 2008

Source:	REIS DataSource.

Unemployment Trends

Comparative unemployment rates for the primary market area counties, as well as for the U.S. and Illinois, are shown in Table 2.3. December 2010 unemployment rates for Iroquois County and Vermilion County were 9.0% and 10.2%, respectively, versus comparable Illinois and U.S. unemployment rates of 8.8% and 9.4%, respectively. The December 2010 unemployment rates for both of the primary market area counties were lower compared to a year ago, which was consistent with the national and state unemployment rate trends.

RP® Financial, LC.	MARKET AREA II.9

Table 2.3

Iroquois Federal Savings and Loan Association

Unemployment Trends (1)

	December 2009	December 2010
Region	Unemployment	Unemployment
United States	10.0%	9.4%
Illinois	10.8	8.8
Iroquois County, IL	11.9	9.0
Vermilion County, IL	12.5	10.2

(1)	Unemployment rates have not been seasonally adjusted.

Source:	U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Trends

Table 2.4 displays deposit market trends from June 30, 2006 through June 30, 2010 for the Association, as well as for the state of Illinois. Consistent with the state of Illinois, commercial banks maintained a larger market share of deposits than savings institutions in the Association’s primary market area counties. For the four year period covered in Table 2.4, savings institutions experienced a decrease in deposit market share in Illinois, however gained market share in both primary market area counties. The Association maintains approximately the same of amount of deposits in Iroquois County and Vermilion County. The Association’s $164.3 million of deposits in Iroquois County represented a 22.3% market share of thrift and bank deposits at June 30, 2010. Comparatively, the Vermilion County branches had $158.8 million in deposits and a 15.3% market share of total bank and thrift deposits at June 30, 2010. The Association’s deposit market share in both counties increased during the four year period covered in Table 2.4.

RP® Financial, LC.	MARKET AREA II.10

Table 2.4

Iroquois Federal Savings and Loan Association

Deposit Summary

	As of June 30,
	2006			2010			Deposit
	Deposits	Market Share	Number of Branches	Deposits	Market Share	No. of Branches	Growth Rate 2006-2010
	(Dollars In Thousands)						(%)
Deposit Summary
State of Illinois	$329,563,000	100.0%	4,770	$360,845,000	100.0%	4,941	2.3%
Commercial Banks	292,870,000	88.9%	4,248	337,177,000	93.4%	4,665	3.6%
Savings Institutions	36,693,000	11.1%	522	23,668,000	6.6%	276	-10.4%

Iroquois County, IL	$655,412	100.0%	25	$735,980	100.0%	130	2.9%
Commercial Banks	500,361	76.3%	22	550,901	74.9%	120	2.4%
Savings Institutions	155,051	23.7%	3	185,079	25.1%	10	4.5%
Iroquois Federal	140,596	21.5%	2	164,252	22.3%	2	4.0%

Vermillion County, IL	$1,005,295	100.0%	35	$1,039,399	100.0%	32	0.8%
Commercial Banks	852,853	84.8%	32	856,824	82.4%	29	0.1%
Savings Institutions	152,442	15.2%	3	182,575	17.6%	3	4.6%
Iroquois Federal	131,612	13.1%	2	158,802	15.3%	2	4.8%

Source: FDIC.

Competition

Competition among financial institutions in the Association’s market area is significant, particularly in light of the rural nature of the markets that are served by the Association’s branches. Among the Association’s competitors are much larger and more diversified institutions, which have greater resources than maintained by the Association. Financial institution competitors in the Association’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, the Association has sought to emphasize its community orientation in the markets served by its branches. Iroquois Federal holds the largest market share of deposits in Iroquois County among a total of 13 banking institutions and the Association holds the third largest market share of deposits in Vermilion County among a total of 16 banking institutions. Table 2.5 lists the Association’s largest competitors in the two counties currently served by its branches, based on deposit market share as noted parenthetically.

RP® Financial, LC.	MARKET AREA II.11

Table 2.5

Iroquois Federal Savings and Loan Association

Market Area Deposit Competitors

Location	Name

Iroquois County	First T&SB of Watseka (20.93%)
Iroquois Farmers State Bank (9.19%)
Federated Bank (8.01%)
Mainsource Bank (6.44%)
Iroquois FS&LA (22.3%) Rank: 1 of 13

Vermilion County	Old National Bank (17.93%)
First Financial Bank (16.86%)
First Midwest Bank (15.25%)
Community Bank (5.97%)
Iroquois FS&LA (15.3%) Rank: 3 of 16

Source:	FDIC

RP® Financial, LC.	PEER GROUP ANALYSIS III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Iroquois Federal’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Iroquois Federal is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Iroquois Federal, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There

RP® Financial, LC.	PEER GROUP ANALYSIS III.2

are approximately 148 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Iroquois Federal will be a fully-converted public company upon completion of the offering, we considered only fully-converted public companies to be viable candidates for inclusion in the Peer Group. In the selection process for Iroquois Federal’s Peer Group, we applied one “screen” to the universe of all public companies that were eligible for consideration:

•

Screen #1 Midwest institutions with assets between $250 million and $1.250 billion, tangible equity-to-assets ratios greater than 6.5% and positive core earnings. Ten companies met the criteria for Screen #1 and all ten were included in the Peer Group: CFS Bancorp, Inc. of Indiana, First Capital, Inc. of Indiana, First Clover Leaf Financial Corp. of Illinois, First Savings Financial Group of Indiana, HF Financial Corp. of South Dakota, HopFed Bancorp, Inc. of Kentucky, LSB Financial Corp. of Indiana, North Central Bancshares of Iowa, River Valley Bancorp of Indiana and Wayne Savings Bancshares of Ohio. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Iroquois Federal, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Iroquois Federal’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

RP® Financial, LC.	PEER GROUP ANALYSIS III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

May 28, 2010

				Operating	Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Primary Market	Strategy(1)	Assets(2)		Offices	Year	Date	Price	Value
										($)	($Mil)
HFFC	HF Financial Corp. of SD	NASDAQ	Sioux Falls, SD	Thrift	$1,226		33	06-30	04/92	$10.99	$77
CITZ	CFS Bancorp, Inc. of Munster IN	NASDAQ	Munster, IN	Thrift	$1,122		22	12-31	07/98	$5.80	$63
HFBC	HopFed Bancorp, Inc. of KY	NASDAQ	Hopkinsville, KY	Thrift	$1,121	S	18	12-31	02/98	$9.45	$69
FCLF	First Clover Leaf Financial Corp of IL	NASDAQ	Edwardsville, IL	Thrift	$579	S	4	12-31	07/06	$7.10	$56
FSFG	First Savings Financial Group of IN	NASDAQ	Clarksville, IN	Thrift	$515		12	09-30	12/08	$16.65	$39
FFFD	North Central Bancshares of IA	NASDAQ	Fort Dodge, IA	Thrift	$456	S	11	12-31	03/96	$16.96	$23
FCAP	First Capital, Inc. of IN	NASDAQ	Corydon, IN	Thrift	$452	S	13	12-31	01/99	$16.20	$45
WAYN	Wayne Savings Bancshares of OH	NASDAQ	Wooster, OH	Thrift	$410		11	03-31	01/03	$8.44	$25
LSBI	LSB Financial Corp of Lafayette IN	NASDAQ	Lafayette, IN	Thrift	$385	S	5	12-31	02/95	$15.63	$24
RIVR	River Valley Bancorp of IN	NASDAQ	Madison, IN	Thrift	$382	S	10	12-31	12/96	$15.01	$23

NOTES:	(1) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
(2) Most recent quarter end available (E=Estimated and P=Pro Forma).

Source:	SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.4

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Iroquois Federal’s characteristics is detailed below.

•

CFS Bancorp, Inc. of Indiana. Selected due to comparable interest-bearing funding composition, comparable impact of loan loss provisions on earnings, similar earnings contribution from sources of non-interest operating income and lending diversification emphasis on commercial real estate loans.

•

First Capital, Inc. of Indiana. Selected due to comparable asset size, similar interest-bearing funding composition, comparable return on average assets, similar earnings contribution from sources of non-interest operating income, comparable concentration of 1-4 family loans and mortgage-backed securities in total comprising assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality.

•

First Clover Leaf Financial Corp. of Illinois. Selected due to Illinois market area, same size of branch network, similar interest-bearing funding composition, and lending diversification emphasis on commercial real estate loans.

•

First Savings Financial Group of Indiana. Selected due to comparable impact of loan loss provisions on earnings, similar earnings contribution from sources of non-interest operating income, comparable concentration of 1-4 family loans and mortgage-backed securities in total comprising assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality.

•

HF Financial Corp. of South Dakota. Selected due to similar earnings contribution from sources of non-interest operating income, comparable concentration of 1-4 family loans and mortgage-backed securities in total comprising assets and lending diversification emphasis on commercial real estate loans.

•

HopFed Bancorp, Inc. of Kentucky. Selected due to similar interest-earning assets composition, comparable return on average assets, similar net interest margin, comparable impact of loan loss provisions on earnings, similar earnings contribution from sources of non-interest operating income, comparable level of operating expenses as a percent of average assets and lending diversification emphasis on commercial real estate loans.

•

LSB Financial Corp. of Indiana. Selected due to comparable asset size, similar size of branch network, similar interest-bearing funding composition, similar earnings contributions from sources of non-interest operating income, comparable concentration of 1-4 family loans comprising assets and lending diversification emphasis on commercial real estate loans.

•	North Central Bancshares of Iowa. Selected due to comparable asset size, similar interest-bearing funding composition and lending diversification emphasis on commercial real estate loans.

•

River Valley Bancorp of Indiana. Selected due to comparable asset size, similar net interest margin, similar earnings contribution from sources of non-interest operating income, comparable level of operating expenses as a percent of average assets and lending diversification emphasis on commercial real estate loans.

•

Wayne Savings Bancshares of Ohio. Selected due to comparable asset size, similar interest-earning asset composition, similar interest-bearing funding composition, comparable concentration of 1-4 family loans comprising assets and lending diversification emphasis on commercial real estate loans.

RP® Financial, LC.	PEER GROUP ANALYSIS III.5

In aggregate, the Peer Group companies maintained a lower level of tangible equity than the industry average (9.5% of assets versus 11.2% for all public companies), generated higher core earnings as a percent of average assets (0.40% core ROAA versus a net loss of 0.09% for all public companies), and earned a higher core ROE (4.18% core ROE versus 0.88% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were below and similar to the respective averages for all publicly-traded thrifts.

	All Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$2,907	$665
Market capitalization ($Mil)	$366	$45
Tangible equity/assets (%)	11.20%	9.50%
Core return on average assets (%)	(0.09)	0.40
Core return on average equity (%)	0.88	4.18

Pricing Ratios (Averages)(1)
Price core/earnings (x)	18.18 ×	17.80 ×
Price/tangible book (%)	90.28%	76.70%
Price/assets (%)	9.72	6.89

(1)	Based on market prices as of February 25, 2011.

Ideally, the Peer Group companies would be comparable to Iroquois Federal in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Iroquois Federal, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Iroquois Federal and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Association’s and the Peer Group’s ratios reflect balances as of December 31, 2010, unless indicated otherwise for the Peer Group companies. Iroquois Federal’s equity-to-assets ratio of 9.1% was below the Peer Group’s average net worth ratio of 10.1%. However, the Association’s pro forma capital position will increase with the addition of stock proceeds, providing the Association with an equity-to-assets ratio that will exceed the Peer Group’s ratio. Tangible equity-to-assets ratios for the Association and the Peer Group equaled 9.1% and 9.5%, respectively. The increase in Iroquois Federal’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Association’s higher pro forma capitalization will initially depress return on equity. Both Iroquois Federal’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Association currently showing regulatory capital ratios that were very similar to the comparable Peer Group ratios. Accordingly, on a pro forma basis, the Association’s regulatory ratios can be expected to exceed the comparable ratios for the Peer Group.

Table 3.2

RP® Financial, LC.	PEER GROUP ANALYSIS III.6

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of December 31, 2010

Balance Sheet as a Percent of Assets

Balance Sheet Annual Growth Rates

Regulatory Capital

Cash &

MBS &

Borrowed

Subd.

Net

Goodwill

Tng Net

MBS, Cash &

Borrows.

Net

Tng Net

Equivalents

Invest

BOLI

Loans

Deposits

Funds

Debt

Worth

& Intang

Worth

Assets

Investments

Loans

Deposits

&Subdebt

Worth

Worth

Tangible

Core

Reg.Cap.

Iroquois Federal

December 31, 2010

1.6%

34.9%

1.8%

59.5%

82.3%

7.7%

0.0%

9.1%

0.0%

9.1%

4.83%

3.78%

5.03%

4.19%

10.92%

6.79%

6.79%

8.87%

8.87%

17.43%

All Public Companies

Averages

6.2%

20.6%

1.4%

66.6%

72.9%

13.6%

0.5%

11.9%

0.8%

11.2%

4.43%

12.48%

1.40%

7.28%

-15.82%

2.81%

2.67%

10.78%

10.78%

18.53%

Medians

5.1%

18.9%

1.5%

68.6%

73.1%

12.5%

0.0%

10.8%

0.1%

10.0%

1.51%

9.02%

-1.21%

4.03%

-13.57%

2.31%

2.25%

9.55%

9.55%

16.62%

State of IL

Averages

10.4%

16.8%

1.7%

65.3%

77.4%

8.2%

0.2%

13.0%

1.2%

11.8%

-1.01%

14.71%

-4.85%

0.82%

-36.96%

5.46%

6.91%

11.16%

11.16%

17.96%

Medians

10.1%

15.8%

1.4%

66.1%

78.0%

5.6%

0.0%

12.8%

1.3%

11.3%

-1.53%

2.85%

-4.10%

0.42%

-40.96%

-2.11%

-1.80%

9.30%

9.30%

17.36%

Comparable Group

Averages

4.9%

20.9%

1.5%

68.0%

77.5%

11.0%

0.6%

10.1%

0.6%

9.5%

2.47%

16.92%

-3.49%

6.24%

-20.28%

9.49%

9.92%

8.97%

8.97%

15.10%

Medians

4.5%

21.6%

1.4%

67.5%

76.2%

11.6%

0.0%

10.3%

0.2%

9.3%

2.63%

13.43%

-3.92%

5.19%

-19.18%

3.32%

3.92%

9.01%

9.01%

15.20%

Comparable Group

CITZ

CFS Bancorp, Inc. of Munster IN

5.5%

20.9%

3.2%

63.8%

84.3%

4.8%

0.0%

10.1%

0.0%

10.1%

3.71%

22.38%

-3.70%

11.31%

-52.11%

2.31%

2.25%

9.07%

9.07%

13.32%

FCAP

First Capital, Inc. of IN (1)

4.8%

21.7%

1.3%

67.2%

81.7%

7.1%

0.0%

10.7%

1.2%

9.5%

-0.92%

9.79%

-5.02%

0.31%

-17.23%

4.05%

4.78%

9.32%

9.32%

15.54%

FCLF

First Clover Leaf Financial Corp of IL (1)

11.1%

15.4%

0.0%

67.9%

75.7%

9.4%

0.7%

13.5%

2.2%

11.3%

-4.02%

-2.91%

-5.32%

-1.58%

-21.13%

-1.69%

-1.45%

NA

NA

NA

FSFG

First Savings Financial Group of IN

2.2%

24.8%

1.6%

66.1%

72.6%

16.4%

0.0%

10.5%

1.6%

8.9%

4.83%

35.31%

-3.76%

3.90%

10.45%

2.88%

3.97%

7.97%

7.97%

12.80%

HFFC

HF Financial Corp of SD

1.5%

22.1%

1.3%

70.5%

74.2%

13.7%

2.3%

7.7%

0.4%

7.3%

4.30%

7.43%

3.71%

5.44%

0.68%

2.27%

3.07%

NA

NA

NA

HFBC

HopFed Bancorp, Inc. of KY (1)

5.0%

35.1%

0.8%

55.5%

74.2%

13.5%

0.9%

10.6%

0.1%

10.6%

9.63%

36.96%

-4.08%

8.67%

-4.15%

47.76%

48.99%

NA

NA

19.24%

LSBI

LSB Financial Corp of Lafayette IN (1)

4.2%

4.0%

1.8%

86.4%

83.5%

6.6%

0.0%

9.1%

0.0%

9.1%

5.80%

26.37%

3.88%

19.67%

-56.03%

2.31%

2.31%

8.95%

8.95%

13.13%

FFFD

North Central Bancshares of IA (1)

8.9%

10.0%

1.3%

74.1%

76.6%

11.8%

0.0%

11.0%

0.0%

11.0%

0.53%

NM

-12.18%

6.20%

-26.19%

3.88%

3.88%

10.20%

10.20%

16.48%

RIVR

River Valley Bancorp of IN (1)

2.6%

21.4%

2.5%

70.0%

73.5%

15.2%

1.9%

8.5%

0.0%

8.5%

-0.77%

3.51%

-3.30%

4.95%

-25.22%

27.34%

27.19%

NA

NA

NA

WAYN

Wayne Savings Bancshares of OH

2.9%

33.6%

1.7%

58.1%

78.1%

11.5%

0.0%

9.3%

0.5%

8.8%

1.55%

13.43%

-5.07%

3.54%

-11.90%

3.76%

4.25%

8.30%

8.30%

15.20%

(1)	Financial information is for the quarter ending September 30, 2010.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.7

The interest-earning asset compositions for the Association and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Iroquois Federal and the Peer Group. The Association’s loans-to-assets ratio of 59.5% was lower than the comparable Peer Group ratio of 68.0%. Comparatively, the Association’s cash and investments-to-assets ratio of 36.5% exceeded the comparable ratio for the Peer Group of 25.8%. Overall, Iroquois Federal’s interest-earning assets amounted to 96.0% of assets, which was above the comparable Peer Group ratio of 93.8%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.5% of assets and goodwill/intangibles equal to 0.6% of assets, while the Association maintained BOLI equal to 1.8% of assets and a zero balance of goodwill/intangibles.

Iroquois Federal’s funding liabilities reflected a funding strategy that was fairly similar to that of the Peer Group’s funding composition. The Association’s deposits equaled 82.3% of assets, which was above the Peer Group’s ratio of 77.5%.

RP® Financial, LC.	PEER GROUP ANALYSIS III.8

Comparatively, the Association maintained a lower level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 7.7% and 11.6% for Iroquois Federal and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Association and the Peer Group, as a percent of assets, equaled 90.0% and 89.1%, respectively, with the Peer Group’s lower ratio supported by maintenance of a slightly higher capital position.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Association’s IEA/IBL ratio is slightly higher than the Peer Group’s ratio, based on IEA/IBL ratios of 106.7% and 105.3%, respectively. The additional capital realized from stock proceeds should serve to provide Iroquois Federal with an IEA/IBL ratio that further exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Growth rates for the Association and the Peer Group are based on annual growth for the twelve months ended December 31, 2010 or the most recent twelve month period available for the Peer Group companies. Iroquois Federal recorded asset growth of 4.8%, which exceeded the Peer Group’s asset growth rate of 2.5%. Asset growth for Iroquois Federal consisted of a 5.0% increase in loans and a 3.8% increase in cash and investments. Asset growth for the Peer Group was sustained by a 16.9% increase in cash and investments, which was somewhat offset by a 3.5% decrease in loans.

Asset growth for Iroquois Federal was largely funded with a combination of deposits and borrowings, which increased by 4.2% and 10.9%, respectively. Comparatively, deposit growth of 6.2% funded most of the Peer Group’s assets growth, as well as 20.3% reduction in borrowings. The Association’s capital increased 6.8% during the twelve month period, versus a 9.5% capital growth rate posted by the Peer Group. The Peer Group’s higher capital growth rate was largely related to capital raises that were completed by HopFed Bancorp and River Valley Bancorp during the twelve month period covered in Table 3.2. The Association’s post-conversion capital growth

RP® Financial, LC.	PEER GROUP ANALYSIS III.9

rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Association’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Association and the Peer Group. The Association’s and the Peer Group’s ratios are based on earnings for the twelve months ended December 31, 2010, unless otherwise indicated for the Peer Group companies. Iroquois Federal and the Peer Group reported net income to average assets ratios of 0.79% and 0.51%, respectively. The Association maintained earnings advantages with respect to lower loan loss provisions, lower operating expenses and higher net gains, which were partially offset by the Peer Group’s earnings advantage with respect to a higher net income ratio and lower effective tax rate.

The Peer Group’s stronger net interest margin was realized through maintenance of a higher interest income ratio, which was partially offset by the Association’s slightly lower interest expense ratio. The Peer Group’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (5.10% versus 4.67% for the Peer Group), which was somewhat offset by the Association’s higher concentration of assets maintained in interest-earning assets. Likewise, the Association’s lower interest expense ratio was supported by maintaining a lower cost of funds (1.64% versus 1.77% for the Peer Group), which was partially offset by the Peer Group’s slightly lower ratio of interest-bearing liabilities funding assets. Overall, Iroquois Federal and the Peer Group reported net interest income to average assets ratios of 2.91% and 3.21%, respectively.

In another key area of core earnings strength, the Association maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Association and the Peer Group reported operating expense to average assets ratios of 2.49% and 2.87%, respectively. The Association’s lower operating expense ratio is believed to be in part attributable to the comparatively lower cost of operating in a rural market area, which tends to provide for lower compensation costs as compared to more urban markets where the cost of living is higher. The relatively small size of the Association’s branch network for an institution with over $300 million in deposits also contributed to the Association’s lower operating expense ratio. Consistent with Iroquois Federal’s lower operating expense ratio, the Association’s ratio for assets per full time equivalent employee of $4.7 million exceeded the comparable Peer Group ratio of $4.2 million. On a post-offering basis, the Association’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Iroquois Federal’s capacity to leverage operating expenses will increase and be greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

RP® Financial, LC.	PEER GROUP ANALYSIS III.10

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2010

			Net Interest Income					Other Income				G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
		Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income	G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
Iroquois Federal
December 31, 2010 0.79%			4.39%	1.47%	2.91%	0.39%	2.53%	0.00%	0.00%	0.86%	0.86%	2.49%	0.00%	0.33%	0.00%	4.67%	1.64%	3.03%	$4,708	35.49%

All Public Companies
Averages		0.09%	4.61%	1.59%	3.02%	0.78%	2.24%	0.02%	-0.08%	0.86%	0.80%	2.81%	0.05%	0.10%	0.00%	4.93%	1.81%	3.11%	$5,853	29.42%
Medians		0.38%	4.62%	1.56%	3.05%	0.49%	2.45%	0.00%	-0.01%	0.63%	0.59%	2.75%	0.00%	0.05%	0.00%	4.92%	1.78%	3.16%	$4,544	30.03%

State of IL
Averages		-0.35%	4.45%	1.48%	2.97%	0.92%	2.05%	0.03%	-0.12%	0.73%	0.64%	3.02%	0.04%	0.12%	0.00%	4.81%	1.71%	3.10%	$5,045	28.67%
Medians		0.16%	4.46%	1.56%	2.97%	0.79%	2.19%	0.00%	-0.06%	0.88%	0.63%	3.31%	0.03%	0.08%	0.00%	4.82%	1.78%	3.07%	$4,222	24.94%

Comparable Group
Averages		0.51%	4.79%	1.58%	3.21%	0.55%	2.65%	0.02%	-0.06%	0.87%	0.82%	2.85%	0.02%	0.12%	0.00%	5.10%	1.77%	3.33%	$4,243	24.22%
Medians		0.51%	4.86%	1.58%	3.21%	0.54%	2.51%	0.00%	-0.03%	0.73%	0.80%	2.89%	0.02%	0.14%	0.00%	5.16%	1.79%	3.32%	$3,754	25.13%

Comparable Group
CITZ	CFS Bancorp, Inc. of Munster IN	0.31%	4.25%	0.92%	3.32%	0.35%	2.97%	0.06%	-0.15%	1.02%	0.93%	3.59%	0.00%	0.08%	0.00%	4.68%	1.04%	3.64%	$3,483	16.97%
FCAP	First Capital, Inc. of IN (1)	0.72%	4.86%	1.40%	3.46%	0.52%	2.93%	0.00%	0.00%	0.68%	0.68%	2.76%	0.02%	0.12%	0.00%	5.18%	1.57%	3.61%	NM	25.33%
FCLF	First Clover Leaf Financial Corp of IL (1)	0.34%	4.48%	1.67%	2.81%	0.92%	1.89%	0.00%	0.00%	0.17%	0.17%	1.67%	0.07%	0.16%	0.00%	4.74%	1.94%	2.80%	$7,325	24.94%
FSFG	First Savings Financial Group of IN	0.56%	5.21%	1.17%	4.04%	0.32%	3.72%	0.00%	-0.03%	0.98%	0.94%	3.20%	0.06%	-0.30%	0.00%	5.59%	1.32%	4.27%	$3,577	14.89%
HFFC	HF Financial Corp of SD	0.42%	4.60%	1.48%	3.12%	0.55%	2.56%	0.16%	-0.02%	0.72%	0.86%	3.02%	0.05%	0.27%	0.00%	4.88%	1.65%	3.24%	$3,682	34.01%
HFBC	HopFed Bancorp, Inc. of KY (1)	0.74%	4.98%	2.18%	2.80%	0.35%	2.46%	0.00%	0.00%	0.69%	0.69%	2.36%	0.03%	0.30%	0.00%	5.22%	2.41%	2.81%	$4,482	29.29%
LSBI	LSB Financial Corp of Lafayette IN (1)	0.36%	5.09%	1.80%	3.28%	0.85%	2.43%	0.00%	-0.14%	1.00%	0.86%	3.00%	0.00%	0.21%	0.00%	5.38%	2.00%	3.38%	$4,093	28.65%
FFFD	North Central Bancshares of IA (1)	0.48%	5.04%	1.79%	3.25%	0.84%	2.41%	0.00%	-0.18%	2.06%	1.88%	3.72%	0.00%	0.08%	0.00%	5.39%	2.02%	3.37%	$3,478	26.64%
RIVR	River Valley Bancorp of IN (1)	0.64%	4.86%	2.05%	2.81%	0.57%	2.24%	0.00%	0.00%	0.74%	0.74%	2.40%	0.00%	0.21%	0.00%	5.14%	2.24%	2.90%	NM	20.18%
WAYN	Wayne Savings Bancshares of OH	0.54%	4.52%	1.35%	3.17%	0.24%	2.93%	0.00%	-0.09%	0.59%	0.50%	2.77%	0.02%	0.05%	0.00%	4.79%	1.51%	3.28%	$3,827	21.34%

(1)	Financial information is for the quarter ending September 30, 2010.

Source:

SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.11

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Association’s earnings were slightly more favorable than the Peer Group’s. Expense coverage ratios posted by Iroquois Federal and the Peer Group equaled 1.17x and 1.12x, respectively.

Sources of non-interest operating income were similar contributors to the Association’s and the Peer Group’s earnings, with such income amounting to 0.86% and 0.82% of Iroquois Federal’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Association’s and the Peer Group’s earnings, Iroquois Federal’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 66.0% was slightly more favorable than the Peer Group’s efficiency ratio of 70.7%.

RP® Financial, LC.	PEER GROUP ANALYSIS III.12

Loan loss provisions had a larger impact on the Peer Group’s earnings, with loan loss provisions established by the Association and the Peer Group equaling 0.39% and 0.55% of average assets, respectively. The higher level of loan provisions established by the Peer Group was consistent with its higher ratio of non-performing loans as a percent of loans (see Table 3.6).

Net gains and losses realized from the sale of assets and other non-operating items equaled net gains of 0.33% of average assets for the Association, versus net gains of 0.12% of average assets for the Peer Group. The net gains recorded by the Association were derived from the sale of investments and repossessed assets Gains and losses on investment securities and repossessed assets are viewed as non-recurring earnings and, therefore, are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Association’s or the Peer Group’s earnings.

Taxes had a larger impact on the Association’s earnings, as Iroquois Federal and the Peer Group posted effective tax rates of 35.49% and 24.22%, respectively. As indicated in the prospectus, the Association’s effective marginal tax rate is equal to 38.0%.

Loan Composition

Table 3.4 presents data related to the Association’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Association’s loan portfolio composition reflected a similar concentration of 1-4 family permanent mortgage loans and mortgage-backed securities relative to the Peer Group (40.0% of assets versus 40.3% for the Peer Group). The Association maintained a higher concentration of 1-4 family permanent mortgage loans, while the Peer Group maintained a higher concentration of mortgage-backed securities. Loans serviced for others equaled 15.2% and 26.2% of the Association’s and the Peer Group’s assets, respectively, thereby indicating a slightly larger influence of loan servicing operations on the Peer Group’s earnings. The Peer Group’s larger loan servicing portfolio for others translated into a higher balance of servicing intangibles ($1.7 million versus $290,000 for the Association).

RP® Financial, LC.	PEER GROUP ANALYSIS III.13

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of December 31, 2010

		Portfolio Composition as a Percent of Assets
			1-4	Constr.	5+Unit	Commerc.		RWA/	Serviced	Servicing
Institution		MBS	Family	& Land	Comm RE	Business	Consumer	Assets	For Others	Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Iroquois Federal		3.19%	36.78%	0.31%	12.90%	3.82%	6.54%	52.89%	$61,560	$290

All Public Companies
Averages		12.29%	34.06%	4.21%	22.20%	4.39%	2.14%	63.63%	$711,529	$6,612
Medians		10.79%	33.51%	3.41%	21.05%	3.41%	0.55%	64.13%	$38,420	$121

State of IL
Averages		6.51%	27.56%	2.66%	24.63%	7.36%	1.68%	70.92%	$109,718	$687
Medians		4.73%	22.95%	1.30%	23.24%	8.10%	0.51%	71.08%	$108,940	$699

Comparable Group
Averages		9.77%	30.56%	4.69%	24.57%	6.10%	1.99%	68.39%	$174,159	$1,659
Medians		7.42%	33.00%	5.61%	26.36%	5.06%	1.31%	69.71%	$62,040	$429

Comparable Group
CITZ	CFS Bancorp, Inc. of Munster IN	11.54%	22.87%	2.86%	31.67%	6.98%	0.11%	73.56%	$25,940	$51
FCAP	First Capital, Inc. of IN (1)	5.82%	36.55%	3.45%	15.44%	5.28%	5.78%	62.90%	$280	$0
FCLF	First Clover Leaf Financial Corp of IL (1)	2.76%	26.27%	6.99%	25.42%	7.98%	0.89%	73.61%	$68,330	$601
FSFG	First Savings Financial Group of IN	7.28%	36.43%	6.02%	15.36%	5.34%	3.67%	64.48%	$490	$0
HFFC	HF Financial Corp of SD	19.50%	15.53%	5.21%	28.19%	19.83%	2.46%	77.97%	$1,209,040	$13,215
HFBC	HopFed Bancorp, Inc. of KY (1)	9.89%	20.17%	7.40%	20.04%	4.85%	1.58%	58.97%	$55,750	$0
LSBI	LSB Financial Corp of Lafayette IN (1)	0.69%	34.95%	6.56%	39.03%	4.21%	0.33%	75.11%	$119,340	$1,092
FFFD	North Central Bancshares of IA (1)	7.28%	42.03%	0.95%	27.33%	0.54%	3.63%	66.52%	$137,440	$770
RIVR	River Valley Bancorp of IN (1)	7.56%	31.06%	6.77%	27.30%	4.08%	1.05%	72.90%	$94,410	$589
WAYN	Wayne Savings Bancshares of OH	25.39%	39.74%	0.68%	15.93%	1.93%	0.38%	57.84%	$30,570	$268

(1)	Financial information is for the quarter ending September 30, 2010.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.14

Diversification into higher yielding and higher risk types of loans was more significant for the Peer Group. Commercial real estate loans constituted the most significant area of lending diversification for the Association (12.9% of assets), followed by consumer loans (6.5% of assets), commercial business loans (3.8% of assets) and construction/land loans (0.3% of assets). Likewise, commercial real estate loans comprised the most significant area of lending diversification for the Peer Group (24.6% of assets), followed by commercial business loans (6.1% of assets), construction/land loans (4.7% of assets) and consumer loans (2.0% of assets). Overall, the Association’s less significant diversification into higher risk types of lending and lower concentration of assets maintained in loans translated into a lower risk weighted assets-to-assets ratio compared to the Peer Group’s ratio. The Association’s risk weighted assets-to-assets ratio equaled 52.9%, versus a comparable ratio of 68.4% for the Peer Group.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Association versus the Peer Group. In terms of balance sheet composition, Iroquois Federal’s interest rate risk characteristics were considered to be fairly comparable to the Peer Group’s measures. Most notably, the Association’s tangible equity-to-assets ratio and IEA/IBL ratio were slightly below and above the respective Peer Group ratios, while the Association’s ratio of non-interest earnings as a percent of assets was lower than the comparable Peer Group ratio. On a pro forma basis, the infusion of net conversion proceeds should provide the Association with greater comparative advantages relative to the Peer Group’s balance sheet interest rate risk characteristics. In particular, the increase in the Association’s capital provided by the net conversion proceeds will serve to increase the Association’s tangible equity-to-assets and IEA/IBL ratios.

RP® Financial, LC.	PEER GROUP ANALYSIS III.15

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of December 31, 2010 or Most Recent Date Available

		Balance Sheet Measures
				Non-Earn.	Quarterly Change in Net Interest Income
		Equity/	IEA/	Assets/
Institution		Assets	IBL	Assets	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Iroquois Federal		9.1%	106.7%	4.0%	-5	9	3	5	11	7

All Public Companies		11.2%	107.7%	6.7%	0	0	1	4	6	9
State of IL		11.8%	108.1%	7.5%	NA	5	3	12	4	5

Comparable Group
Averages		9.5%	105.3%	6.3%	-5	-2	5	6	6	0
Medians		9.3%	105.2%	6.0%	-6	-3	4	8	6	10

Comparable Group
CITZ	CFS Bancorp, Inc. of Munster IN	10.1%	101.2%	9.8%	-2	-20	-6	-11	13	5
FCAP	First Capital, Inc. of IN (1)	9.5%	105.5%	6.3%	NA	5	15	37	-20	7
FCLF	First Clover Leaf Financial Corp of IL (1)	11.3%	109.9%	5.7%	NA	10	6	11	7	13
FSFG	First Savings Financial Group of IN	8.9%	104.7%	6.8%	-10	0	0	2	NA	-94
HFFC	HF Financial Corp of SD	7.3%	104.4%	5.9%	4	-6	2	8	4	10
HFBC	HopFed Bancorp, Inc. of KY (1)	10.6%	107.8%	4.4%	NA	-19	15	7	1	10
LSBI	LSB Financial Corp of Lafayette IN (1)	9.1%	105.0%	5.4%	NA	19	18	14	21	13
FFFD	North Central Bancshares of IA (1)	11.0%	105.3%	6.9%	Na	-10	-11	-3	6	15
RIVR	River Valley Bancorp of IN (1)	8.5%	103.8%	6.0%	Na	9	16	11	6	11
WAYN	Wayne Savings Bancshares of OH	8.8%	105.5%	5.5%	-11	-6	-2	-19	11	10

(1)	Financial information is for the quarter ending September 30, 2010.

NA=Change is greater than 100 basis points during the quarter.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.16

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Iroquois Federal and the Peer Group. In general, the comparative fluctuations in the Association’s and the Peer Group’s net interest income ratios implied that the interest rate risk associated with their respective net interest margins was fairly similar, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Association’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Iroquois Federal’s assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit quality measures, the Association’s credit risk exposure was considered to be less than the Peer Group’s. As shown in Table 3.6, the Association’s non-performing assets/assets and non-performing loans/loans ratios equaled 1.10% and 1.47%, respectively, versus comparable measures of 3.06% and 3.55% for the Peer Group. The Association’s and the Peer Group’s loss reserves as a percent of non-performing loans equaled 76.61% and 45.29%, respectively. Loss reserves maintained as percent of net loans receivable equaled 1.13% for the Association, versus 1.58% for the Peer Group. Net loan charge-offs were lower for the Association, as net loan charge-offs for the Association equaled 0.32% of loans versus 0.65% of loans for the Peer Group.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Association. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan portfolio composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS III.17

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of December 31 , 2010 or Most Recent Date Available

			NPAs &				Rsrves/
		REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
Institution		Assets	Assets	Loans	Loans	NPLs	90+Del	Chargoffs	Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Iroquois Federal		0.10%	1.10%	1.47%	1.13%	76.61%	61.12%	$764	0.32%

All Public Companies
Averages		0.52%	4.60%	5.24%	1.76%	58.17%	51.35%	$1,434	0.68%
Medians		0.23%	3.20%	3.86%	1.49%	42.29%	35.14%	$445	0.27%

State of Illinois
Averages		0.51%	3.49%	4.10%	1.96%	38.64%	31.97%	$702	0.44%
Medians		0.51%	3.49%	4.10%	1.73%	38.64%	31.97%	$696	0.50%

Comparable Group
Averages		0.55%	3.06%	3.55%	1.58%	45.29%	35.52%	$799	0.65%
Medians		0.34%	2.53%	3.19%	1.46%	41.58%	35.87%	$428	0.41%

Comparable Group
CITZ	CFS Bancorp, Inc of Munster IN	1.99%	7.87%	8.67%	2.34%	27.06%	19.46%	$1,131	0.62%
FCAP	First Capital, Inc. of IN	0.13%	1.35%	1.87%	1.50%	35.12%	32.54%	$283	0.37%
FCLF	First Clover Leaf Fin Cp of IL(1)	0.30%	2.68%	3.23%	1.37%	42.33%	35.14%	$1,278	1.27%
FSFG	First Savings Fin Grp. Of IN	0.37%	1.38%	1.34%	1.15%	76.88%	50.17%	$204	0.24%
HFFC	GS Financial Corp. of LA	0.01%	2.91%	3.52%	1.49%	42.29%	36.59%	$538	0.24%
HFBC	HopFed Bancorp Inc. of KY	0.91%	2.19%	2.28%	1.61%	70.72%	37.35%	$2,354	1.51%
LSBI	LSB Fin. Corp. of Lafayette IN(1)	0.28%	4.10%	4.36%	1.43%	32.86%	30.63%	$318	0.38%
FFFD	North Central Bancshares of IA(1)	0.81%	4.11%	4.35%	2.22%	51.04%	40.98%	$1,489	1.69%
RIVR	River Valley Bancorp of IN(1)	0.00%	2.38%	3.15%	1.41%	40.87%	38.31%	$289	0.00%
WAYN	Wayne Savings Bancshares of OH	0.65%	1.61%	2.77%	1.27%	33.73%	34.02%	$109	0.18%

(1)	Financial information is for the quarter ending September 30, 2010

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Association’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS IV.2

The pro forma market value determined herein is a preliminary value for the Association’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Iroquois Federal’s operations and financial condition; (2) monitor Iroquois Federal’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Association and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Iroquois Federal’s value, or Iroquois Federal’s value alone. To the extent a change in factors impacting the Association’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Association and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Association relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market

RP® Financial, LC.	VALUATION ANALYSIS IV.3

area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Association coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Association’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. In comparison to the Peer Group, the Association’s interest-earning asset composition showed a lower concentration of loans and a higher concentration of cash and investments as a percent of assets. Lending diversification into higher risk and higher yielding types of loans was more significant for the Peer Group. Overall, in comparison to the Peer Group, the Association’s interest-earning asset composition provided for a lower yield earned on interest-earning assets and a lower risk weighted assets-to-assets ratio. Iroquois Federal’s funding composition reflected a slightly higher level of deposits and a slightly lower level of borrowings than the comparable Peer Group ratios, which translated into a slightly lower cost of funds for the Association. Overall, as a percent of assets, the Association maintained higher levels of interest-earning assets and interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a slightly higher IEA/IBL ratio for the Association. After factoring in the impact of the net stock proceeds, the Association’s IEA/IBL ratio should further exceed the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a slightly positive factor in our adjustment for financial condition.

•

Credit Quality. The Association’s ratios for non-performing assets and non-performing loans were more favorable than the comparable Peer Group ratios. Loss reserves as a percent of non-performing loans were higher for the Association, while the Peer Group maintained a higher level of loss reserves as a percent of loans. Net loan charge-offs were a more significant factor for the Peer Group. As noted above, the Association’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a moderately positive factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS IV.4

•

Balance Sheet Liquidity. The Association operated with a higher level of cash and investment securities relative to the Peer Group (36.5% of assets versus 25.8% for the Peer Group). Following the infusion of stock proceeds, the Association’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Association’s future borrowing capacity was considered to be comparable to the Peer Group’s, based on the fairly comparable level of borrowings funding the Association’s and the Peer Group’s assets. Overall, RP Financial concluded that balance sheet liquidity was a slightly positive factor in our adjustment for financial condition.

•

Funding Liabilities. The Association’s interest-bearing funding composition reflected a slightly higher concentration of deposits and a slightly lower concentration of borrowings relative to the comparable Peer Group ratios, with the Association maintaining a slightly lower cost of funds than the Peer Group. Total interest-bearing liabilities as a percent of assets were slightly higher for the Association compared to the Peer Group’s ratio, which was attributable to Iroquois Federal’s lower capital position. Following the stock offering, the increase in the Association’s capital position will reduce the level of interest-bearing liabilities funding the Association’s assets to a ratio that is lower than the Peer Group’s level of interest-bearing liabilities funding assets. Overall, RP Financial concluded that funding liabilities were a slightly positive factor in our adjustment for financial condition.

•

Capital. The Association currently operates with a lower equity-to-assets ratio than the Peer Group. However, following the stock offering, Iroquois Federal’s pro forma capital position can be expected to exceed the Peer Group’s equity-to-assets ratio. The Association’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Association’s more significant capital surplus will make it difficult to achieve a competitive ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, Iroquois Federal’s balance sheet strength was considered to be more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for the Association’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

RP® Financial, LC.	VALUATION ANALYSIS IV.5

•

Reported Earnings. The Association’s reported earnings were higher than the Peer Group’s on a ROAA basis (0.79% of average assets versus 0.51% for the Peer Group). The Association’s earnings reflected advantages with respect to higher net gains, lower operating expenses and lower loan loss provisions, which were partially offset by the Peer Group’s earnings advantages with respect to higher net interest income and lower effective tax rate. Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Association’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. On balance, RP Financial concluded that the Association’s reported earnings were a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Association’s and the Peer Group’s core earnings. In these measures, the Association operated with a lower net interest margin, a lower operating expense ratio, a similar level of non-interest operating income and a lower level of loss provisions. The Association’s lower ratio for net interest income and lower operating expense ratio translated into a slightly higher expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.17x versus 1.12X for the Peer Group). Likewise, the Association’s efficiency ratio of 66.0% was slightly more favorable than the Peer Group’s efficiency ratio of 70.7%. Loan loss provisions had a more significant impact on the Peer Group’s earnings (0.55% of average assets versus 0.39% of average assets for the Association). Overall, these measures, as well as the expected earnings benefits the Association should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Association’s pro forma core earnings will be more favorable than he Peer Group’s. Therefore, RP Financial concluded that this was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Interest Rate Risk. Quarterly changes in the Association’s and the Peer Group’s net interest income to average assets ratios indicated that a similar degree of volatility was associated with the Association’s and the Peer Group’s net interest margins. Other measures of interest rate risk, such as capital and IEA/IBL ratios were also fairly comparable for the Association and the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Association with equity-to-assets and IEA/ILB ratios that will exceed the Peer Group’s ratios, as well as enhance the stability of

RP® Financial, LC.	VALUATION ANALYSIS IV.6

the Association’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Credit Risk. Loan loss provisions were a larger factor in the Peer Group’s earnings (0.55% of average assets versus 0.39% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, the Association maintained a lower concentration of assets in loans and less significant lending diversification into higher risk types of loans relative to the comparable Peer Group measures. The Association’s credit quality measures generally implied lower credit risk exposure relative to the comparable credit quality measures for the Peer Group. Overall, RP Financial concluded that credit risk was a moderately positive factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Peer Group maintained a slightly more favorable interest rate spread than the Association, which would tend to support a stronger net interest margin going forward for the Peer Group. Second, the infusion of stock proceeds will provide the Association with greater earnings growth potential through leverage than currently maintained by the Peer Group. Third, the Association’s lower operating expense ratio was viewed as an advantage to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. Currently, the Association’s core ROE is more favorable than the Peer Group’s ROE. However, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Association’s equity, the Association’s pro forma return on equity on a core earnings basis will be more comparable to or potentially lower than the Peer Group’s return on equity ratio. Accordingly, this was a netural factor in the adjustment for profitability, growth and viability of earnings.

On balance, Iroquois Federal’s pro forma earnings strength was considered to be more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS IV.7

3.	Asset Growth

The Association’s asset growth rate was slightly higher than the Peer Group’s growth rate during the period covered in our comparative analysis, based on asset growth rates of 4.8% and 2.5%, respectively. Asset growth for the Association was largely sustained through loan growth and supplemented with a less significant increase in cash and investments. Comparatively, asset growth for the Peer Group consisted of cash and investments, which was partially offset by a decrease in loans. The Association’s historical asset growth would tend to be viewed more favorably than the Peer Group’s historical growth, given the higher yields generally earned on loans relative to cash and investments. On a pro forma basis, the Association’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Association. On balance, a slight upward adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Operating in east-central Illinois, the Association serves a somewhat rural market area in the counties of Iroquois and Vermilion, as indicated by low population density and relatively low measures for household and per capita income measures. Iroquois County, where the Association’s main office is located, has experienced modest population shrinkage since 2000 and the population is forecasted to continue to decline nominally over the next five years. Iroquois County’s December 2010 unemployment rate was similar to the comparable unemployment rates for the U.S and Illinois.

Overall, the markets served by the Peer Group companies were viewed as slightly more favorable with respect to supporting growth opportunities, as they generally operated in more populous and affluent markets than served by the Association. Moreover, the large majority of the primary market areas served by the Peer Group companies have been experiencing population growth. The Association’s

RP® Financial, LC.	VALUATION ANALYSIS IV.8

competitive position in its primary market area, as indicated by deposit market share, was viewed to be stronger than maintained by the Peer Group companies in general. Iroquois Federal’s deposit market share equaled 22.3% in Iroquois County versus a 19.5% average and a 14.0% median deposit market shares indicated for the Peer Group companies in their respective primary market area counties. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, December 2010 unemployment rates for the markets served by the Peer Group companies were on average slightly lower than the December 2010 unemployment rate for Iroquois County. On balance, we concluded that a moderate downward adjustment was appropriate for the Association’s market area.

Table 4.1

Market Area Unemployment Rates

Iroquois Federal and the Peer Group Companies(1)

	County	December 2010 Unemployment
Iroquois Federal – IL	Iroquois	9.0%

Peer Group Average		8.6%

CFS Bancorp, Inc. – IN	Lake	10.0
First Capital, Inc. – IN	Harrison	9.3
First Clover Leaf Financial – IL	Madison	8.6
First Savings Financial Group – IN	Clark	9.1
HF Financial Corp. – SD	Minnehaha	4.9
HopFed Bancorp, Inc. – KY	Christian	10.4
LSB Financial Corp. – IN	Tippecanoe	7.9
North Central Bancshares – IA	Webster	7.5
River Valley Bancorp – IN	Jefferson	9.5
Wayne Savings Bancshares – OH	Wayne	8.5

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

RP® Financial, LC.	VALUATION ANALYSIS IV.9

5.	Dividends

At this time the Association has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Eight out of the ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.24% to 5.60%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.49% as of February 25, 2011. As of February 25, 2011, approximately 61% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 1.59%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Association has not established a definitive dividend policy prior to converting, the Association will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $22.7 million to $76.7 million as of February 25, 2011, with average and median market values of $44.5 million and $42.3 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.4 million to 10.9 million, with average and median shares outstanding of 4.6 million and 2.9 million, respectively. The Association’s stock offering is expected to have a pro forma market value that will be fairly consistent with the average and median market values indicated for the Peer Group. Likewise, the

RP® Financial, LC.	VALUATION ANALYSIS IV.10

Association’s shares outstanding are expected to be near the middle of the range of shares outstanding indicated for the Peer Group companies. Like all of the Peer Group companies, the Association’s stock will be quoted on the NASDAQ following the stock offering. Overall, we anticipate that the Association’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as Iroquois Federal: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Illinois. All three of these markets were considered in the valuation of the Association’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. More signs of the economy gaining strength sustained the positive trend in the broader stock market at the start of the second quarter of 2010. The Dow Jones Industrial Average (“DJIA”) closed above

RP® Financial, LC.	VALUATION ANALYSIS IV.11

11000 heading into mid-April, based on growing optimism about corporate earnings and a recovering economy. Fraud charges against Goldman Sachs halted a six day rally in the market in mid-April, as financial stocks led a one day sell-off in the broader market. The broader stock market generally sustained a positive trend during the second half of April, with encouraging first quarter earnings reports and favorable economic data supporting the gains. Financial stocks pulled the broader stock market lower at the end of April on news of a criminal investigation of Goldman Sachs. The sell-off in the stock market sharpened during the first week of May, largely on the basis of heightened concerns about possible ripple effects stemming from Greece’s credit crisis. Stocks surged after European Union leaders agreed to a massive bailout to prevent Greece’s financial troubles from spreading throughout the region, but then reversed course heading into the second half of May on continued worries about the fallout from Europe’s credit crisis and an unexpected increase in U.S. jobless claims. China’s promise not to unload its European debt sparked a one-day rally in late-May, which was followed by a lower close for the DJIA on the last trading day of May as a downgrade of Spain’s credit rekindled investors’ fears about Europe’s economy. Overall, it was the worst May for the DJIA since 1940. Volatility in the broader stock market continued to prevail in early-June. A rebound in energy shares provided for the third biggest daily gain in the DJIA for 2010, which was followed by a one day decline of over 300 points in the DJIA as weaker than expected employment numbers for May sent the DJIA to a close below 10000. The DJIA rallied back over 10000 in mid-June, as stocks were boosted by upbeat comments from the European Central Bank, a rebound in energy stocks, tame inflation data and some regained confidence in the global economic recovery. Weak housing data for May and persistent worries about the global economy pulled stocks lower in late-June. The DJIA closed out the second quarter of 2010 at a new low for the year, reflecting a decline of 10% for the second quarter.

A disappointing employment report for June 2010 extended the selling during the first week of July. Following seven consecutive days of closing lower, the DJIA posted a gain as bargain hunters entered the market. Some strong earnings reports at the start of second quarter earnings season and upbeat data on jobs supported a seven day winning streak in the broader stock market and pushed the DJIA

RP® Financial, LC.	VALUATION ANALYSIS IV.12

through the 10000 mark going into mid-July. Renewed concerns about the economy snapped the seven day winning streak in the DJIA, although losses in the broader stock market were pared on news that Goldman Sachs reached a settlement with the SEC. Stocks slumped heading into the second half of July, as Bank of America and Citigroup reported disappointing second quarter earnings and an early-July consumer confidence report showed that consumers were becoming more pessimistic. Favorable second quarter earnings supported a rally in the broader stock market in late-July, with the DJIA moving back into positive territory for the year. Overall, the DJIA was up 7.1% for the month of July, which was its strongest performance in a year.

Better-than-expected economic data helped to sustain the stock market rally at the beginning of August 2010, but stocks eased lower following the disappointing employment report for July. Stocks skidded lower heading into mid-August, as investors dumped stocks amid worries over slowing economic growth. The downturn in the broader stock market accelerated in the second half of August, as a number of economic reports for July showed the economy was losing momentum which more than overshadowed a pick-up in merger activity. The DJIA had its worst August in nearly a decade, with the DJIA showing a loss of over 4% for the month. Stocks rebounded in the first half of September, as a favorable report on manufacturing activity in August and a better-than-expected employment report for August supported gains in the broader stock market. News of more takeovers, robust economic growth in China and passage of new global regulations for how much capital banks must maintain extended the rally into the third week of September, as the DJIA moved to a one-month high. Despite a favorable report for August retail sales, worries about the European economy snapped a four day winning streak in the DJIA in mid-September. The DJIA closed higher for the third week in row heading into the second half of September, as stocks edged higher on positive earnings news coming out of the technology sector and merger activity. The positive trend in stock market continued for a fourth consecutive week in late-September, as investors viewed a rise in August business spending as a sign the recovery was on firmer ground. Stocks closed out the third quarter trading slightly lower on profit taking, but overall the DJIA showed a gain of 10.4% for the quarter and, thereby, reversing losses suffered in the second quarter.

RP® Financial, LC.	VALUATION ANALYSIS IV.13

Stocks leapt to a five-month high at the start of the fourth quarter of 2010, as investors responded to signals that the Federal Reserve was poised to step in to prop up the U.S. economy. September employment data, which showed a loss of jobs and no change in the unemployment rate, translated into a mixed trading market ahead of third quarter earnings season kicking into high gear. Stocks traded unevenly in the second half of October, as investors responded to generally favorable third quarter earnings reports and concerns that the foreclosure crisis could spread into the overall economy. The DJIA surged to a two-year high in early-November, as investors were encouraged by the Federal Reserve’s plan to support the economy and better-than-expected job growth reflected in the October employment report. Stocks reversed course heading into mid-November, amid concerns over Europe’s debt problems, the potential impact of the Federal Reserve’s stimulus plan and slower growth in China. A favorable report on jobless claims hitting a two-year low helped stocks to rebound heading into late-November, which was followed by a downturn as investors remained concerned about the debt crisis in Europe. Stocks rebounded in early-December, based on news reports that U.S. consumers felt more upbeat about the economic outlook, U.S. exports in October surged to their highest level in more than two years and retail sales increased in November. Stocks also benefitted from a pickup in merger activity heading into mid-December. The DJIA moved to a two year high ahead of the Christmas holiday, with financial stocks leading the broader market higher as some announced bank mergers heightened acquisition speculation for the sector.

The broader stock market started 2011 on an upswing, fueled by reports of manufacturing activity picking up in December. Weaker than expected job growth reflected in the December employment report pulled stocks lower to close out the first week in 2011. Some favorable fourth quarter earnings report by J.P. Morgan and data confirming strength in the manufacturing sector helped stocks to rebound in mid January, with the DJIA moving to its highest close since June 2008. The positive trend in the broader stock market was sustained in late-January, which was followed by a one day sell-off as political unrest in Egypt rattled markets around the word. The DJIA ended up 2.7% for the month of January, which was its strongest January in 14 years. Stocks continued to trade higher through the first two weeks of February, as the DJIA

RP® Financial, LC.	VALUATION ANALYSIS IV.14

closed higher for eight consecutive trading sessions. Strong manufacturing data for January, merger news and some favorable fourth quarter earnings reports helped to sustain the rally in the broader stock market. News that Egypt’s President resigned further boosted stocks heading into mid-February. A strong report on manufacturing activity in the Mid-Atlantic region lifted the DJIA to a fresh two and one-half year high in mid-February, which was followed by a sell-off as stocks tumbled worldwide on worries over escalating violence in Libya. Stocks recovered in late-February, as oil prices stabilized. On February 25, 2011, the DJIA closed at 12130.45, an increase of 17.5% from one year ago and an increase of 4.8% year-to-date, and the NASDAQ closed at 2781.05, an increase of 24.3% from one year ago and an increase of 4.8% year-to-date. The Standard & Poor’s 500 Index closed at 1319.88 on February 25, 2011, an increase of 19.5% from one year ago and an increase of 4.9% year-to-date.

The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market. An improving outlook for financial stocks in general, along with positive reports for housing, employment and retail sales, boosted thrift stocks at the start of the second quarter of 2010. A nominal increase in March consumer prices and a strong first quarter earnings report from JP Morgan Chase & Co. supported a broad rally in bank and thrift stocks heading into mid-April, which was followed by a pullback on news that the SEC charged Goldman Sachs with fraud. Thrift stocks generally underperformed the broader stock market during the second half of April, as financial stocks in general were hurt by uncertainty about the progress of financial reform legislation, Greece’s debt crisis and news of a criminal investigation of Goldman Sachs. Thrift stocks retreated along with the broader stock market in the first week of May, based on fears that the growing debt crisis in Europe could hurt the economic recovery. Likewise, thrift stocks surged higher along with the broader stock market after European Union officials announced a massive bailout plan to avert a public-debt crisis and then retreated heading into the second half of May on lingering concerns about the euro. News of rising mortgage delinquencies in the first quarter of 2010, an expected slowdown in new home construction and uncertainty over financial reform legislation further contributed to lower trading prices for thrift stocks. Thrift stocks participated in the one-day broader market rally in late-May and then

RP® Financial, LC.	VALUATION ANALYSIS IV.15

declined along with the broader stock market at the close of May. Some positive economic reports provided a boost to thrift stocks at the start of June, which was followed a sharp decline in the sector on the disappointing employment report for May. Gains in the broader stock market provided a boost to thrift stocks as well heading into mid-June, while weaker-than-expected housing data for May and uncertainty surrounding the final stages of the financial reform legislation pressured thrift stocks lower in late-June.

Thrift stocks declined along with the broader stock market at the start of the third quarter of 2010, as home sales in May declined sharply following the expiration of a special tax credit for home buyers. A report showing that home loan delinquencies increased in May further depressed thrift stocks, while the broader market moved higher on more attractive valuations. Financial stocks helped to lead the stock market higher through mid-July, as State Street projected a second quarter profit well above analysts’ forecasts which fueled a more optimistic outlook for second quarter earnings reports for the financial sector in general. Thrift stocks retreated along with the financial sector in general in mid-July, as investors reacted to disappointing retail sales data for June and weaker than expected second quarter earnings results for Bank of America and Citigroup which reflected an unexpected drop in their revenues. Some favorable second quarter earnings reports, which included improving credit quality measures for some institutions, helped to lift the thrift sector in late-July and at the beginning of August. Thrift stocks closed out the first week of August trading lower, as the weak employment report for July raised fresh concerns about the strength of the economy and the risk of deflation. The sell-off in thrift stocks became more pronounced in the second half of August, with signs of slower growth impacting most sectors of the stock market. Thrift stocks were particularly hard hit by the dismal housing data for July, which showed sharp declines in both existing and new home sales.

August employment data coming in a little more favorable than expected boosted the thrift sector in early-September, which was followed by a narrow trading range into mid-September. Financial stocks in general posted gains in mid-September after global regulators gave banks eight years to meet tighter capital requirements, but

RP® Financial, LC.	VALUATION ANALYSIS IV.16

then traded lower going into the second half of September on mixed economic data. The thrift sector traded in a narrow range during the second half of September, with financial stocks in general underperforming the broader stock market during the third quarter. The divergence in the performance of financial stocks from the broader stock market was attributed to factors such as the uncertain earnings impact of financial reform legislation and ongoing problems resulting from the collapse of the U.S. housing market.

The weak employment report for September 2010 and growing concerns about the fallout of alleged foreclosure abuses weighed on bank and thrift stocks during the first half of October, as financial stocks continued to underperform the broader stock market. Some better-than-expected earnings reports provided a slight boost to bank and thrift stocks heading into the second half of October, which was followed by a downturn in late-October on lackluster economic data. Financial stocks led the market higher in early-November, which was supported by the Federal Reserve’s announcement that it would purchase $600 billion of Treasury bonds over the next eight months to stimulate the economy. Profit taking and weakness in the broader stock market pulled thrift stocks lower heading into mid-November. Ongoing concerns about debt problems in Ireland, weak housing data for home sales in October and a widening insider trading investigation by the U.S. government pressured financial stocks lower heading into late-November. Favorable reports for retail sales and pending home sales helped thrift stocks move higher along with the broader stock market in early-December. Expectations of a pick-up in merger activity in the financial sector contributed to gains in the thrift sector as well during the second week of December. A report showing a rise in consumer confidence in early-December also provided a modest boost to thrift stocks heading into mid-December. Thrifts stocks benefitted from announced bank deals in the final weeks of 2010, as investors bet on an increase in financial sector merger activity in 2011.

Thrift stocks rallied along with the broader stock market at the start of 2011, as investors were encouraged by data that suggested the economic recovery was strengthening. A strong fourth quarter earnings report posted by J.P. Morgan supported

RP® Financial, LC.	VALUATION ANALYSIS IV.17

gains in the financial sector in mid-January, which was followed by a downturn heading into late-January as some large banks reported weaker than expected earnings. Thrift stocks traded higher along with the broader stock market into mid-February, as financial stocks benefitted from some favorable fourth quarter earnings reports coming out of the financial sector. Financial stocks also benefitted from a rally in mortgage insurer stocks, which surged on a government proposal to shrink the size of FHA. Thrift stocks faltered along with the broader market heading into late-February, as investors grew wary of mounting violence in Libya. A report that December home prices fell to new lows in eleven major metropolitan areas further contributed to the pullback in thrift prices. Thrift prices rebounded along with the broader market in late-February. On February 25, 2011, the SNL Index for all publicly-traded thrifts closed at 598.0, a decrease of 0.4% from one year ago and an increase of 1.0% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Association’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, two standard conversions, seven second-step conversions and one mutual holding company offering have been completed during the

RP® Financial, LC.	VALUATION ANALYSIS IV.18

Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Charitable Found.		% Off Incl. Fdn.					Pricing Ratios(3)			Financial Charac.				Closing Price:
													Benefit Plans				Initial Dividend Yield (%)								First Trading Day ($)		After		After
Institution	Conver. Date	Ticker	Assets ($Mil)	Equity/ Assets (%)	NPAs/ Assets (%)	Res. Cov. (%)	Gross Proc. ($Mil.)	% Offered (%)	% of Mid. (%)	Exp./ Proc. (%)	Form	% of Offering (%)	ESOP (%)	Recog. Plans (%)	Stk Option (%)	Mgmt.& Dirs. (%)(2)		P/TB (%)	Core P/E (x)	P/A (%)	Core ROA (%)	TE/A (%)	Core ROE (%)	IPO Price ($)		% Change (%)	First Week(4) ($)	% Change (%)	First Month(5) ($)	% Change (%)	Thru 2/25/11 ($)	% Change (%)
Standard Conversions

Anchor Bancorp - WA*(1)	1/26/11	ANCB-NASDAQ	$ 522	8.40%	5.10%	123%	$ 25.5	100%	85%	8.7%	N.A.	N.A.	4.0%	0.0%	0.0%	2.5%	0.00%	38.6%	NM	4.7%	-0.1%	12.1%	-0.9%	$10.00	$10.00	0.0%	$10.03	0.3%	$10.45	4.5%	$10.45	4.5%
Wolverine Bancorp, Inc. - MI*	1/20/11	WBKC-NASDAQ	$ 308	13.59%	3.86%	98%	$ 25.1	100%	85%	5.5%	N.A.	N.A.	8.0%	4.0%	10.0%	4.2%	0.00%	40.1%	NM	7.6%	-0.8%	19.0%	-7.0%	$10.00	$12.45	24.5%	$12.24	22.4%	$13.50	35.0%	$13.56	35.6%

Averages - Standard Conversions:			$ 415	11.00%	4.48%	111%	$ 25.3	100%	85%	7.1%	NA	NA	6.0%	2.0%	5.0%	3.3%	0.00%	39.4%	NM	6.2%	-0.5%	15.6%	-4.0%	$10.00	$11.23	12.3%	$11.14	11.4%	$11.98	19.8%	$12.01	20.1%
Medians - Standard Conversions:			$ 415	11.00%	4.48%	111%	$ 25.3	100%	85%	7.1%	NA	NA	6.0%	2.0%	5.0%	3.3%	0.00%	39.4%	NM	6.2%	-0.5%	15.6%	-4.0%	$10.00	$11.23	12.3%	$11.14	11.4%	$11.98	19.8%	$12.01	20.1%

Second Step Conversions
Atlantic Coast Fin. Corp., - GA*	2/4/11	ACFC-NASDAQ	$ 893	5.67%	3.38%	51%	$ 17.1	65%	86%	11.5%	N.A.	N.A.	4.0%	4.0%	10.0%	10.8%	0.00%	40.9%	NM	2.9%	-2.7%	7.1%	-37.2%	$10.00	$10.05	0.5%	$10.00	0.0%	$10.37	3.7%	$10.37	3.7%
Alliance Bancorp, Inc., - PA*	1/18/11	ALLB-NASDAQ	$ 443	12.50%	3.81%	36%	$ 32.6	60%	105%	8.0%	N.A.	N.A.	4.6%	6.7%	10.0%	1.1%	1.20%	67.1%	95.89	11.7%	0.1%	17.4%	0.7%	$10.00	$11.00	10.0%	$10.68	6.8%	$11.19	11.9%	$11.04	10.4%
- SI Financial Group, Inc.,CT*	1/13/11	SIFI-NASDAQ	$ 890	9.20%	1.01%	119%	$ 52.4	62%	100%	3.5%	C	$500K	6.0%	3.1%	7.7%	0.3%	1.50%	68.5%	35.61	9.0%	0.3%	13.3%	1.9%	$ 8.00	$ 9.27	15.9%	$ 9.03	12.9%	$ 9.40	17.5%	$ 9.30	16.3%
Minden Bancorp, Inc., - LA*	1/5/11	MDNB-OTCBB	$ 215	11.16%	0.46%	113%	$ 13.9	59%	107%	7.2%	N.A.	N.A.	4.0%	3.6%	8.9%	9.1%	0.00%	66.3%	10.46	10.5%	1.0%	15.8%	6.3%	$10.00	$12.80	28.0%	$12.85	28.5%	$13.00	30.0%	$12.95	29.5%
Capitol Fed. Financial, Inc., -KS*	12/22/10	CFFN-NASDAQ	$8,590	11.17%	0.47%	47%	$1,181.5	71%	85%	4.2%	C	3.4%	4.0%	2.0%	5.0%	0.1%	0.00%	83.9%	24.31	17.4%	0.7%	20.7%	3.5%	$10.00	$11.65	16.5%	$11.88	18.8%	$11.60	16.0%	$12.42	24.2%
Home Federal Bancorp, Inc., - LA	12/22/10	HFBL-NASDAQ	$ 193	17.46%	0.06%	488%	$ 19.5	64%	104%	8.3%	N.A.	N.A.	6.0%	4.0%	10.0%	1.3%	0.00%	61.2%	NM	14.6%	0.0%	23.8%	0.0%	$10.00	$11.50	15.0%	$11.70	17.0%	$12.13	21.3%	$13.20	32.0%
Heritage Financial Grp., Inc., - GA	11/30/10	HBOS-NASDAQ	$ 662	9.42%	1.59%	80%	$ 65.9	76%	92%	5.7%	N.A.	N.A.	5.0%	2.5%	6.8%	0.2%	0.00%	74.4%	51.44	12.1%	0.2%	16.3%	1.4%	$10.00	$10.25	2.5%	$10.85	8.5%	$12.17	21.7%	$13.12	31.2%

Averages - Second Step Conversions:			$1,698	10.94%	1.54%	134%	$ 197.6	65%	97%	6.9%	N.A.	N.A.	4.8%	3.7%	8.3%	3.3%	0.39%	66.1%	43.5x	11.2%	0.0%	16.3%	-3.4%	$ 9.71	$10.93	12.6%	$11.00	13.2%	$11.41	17.4%	$11.77	21.0%
Medians - Second Step Conversions:			$ 662	11.16%	1.01%	80%	$ 32.6	64%	100%	7.2%	N.A.	N.A.	4.6%	3.6%	8.9%	1.1%	0.00%	67.1%	35.6x	11.7%	0.2%	16.3%	1.4%	$10.00	$11.00	15.0%	$10.85	12.9%	$11.60	17.5%	$12.42	24.2%

Mutual Holding Company Conversions
Oconee Fed. Fin. Corp, - SC	1/14/11	OFED-NASDAQ	$ 346	17.49%	1.85%	19%	$ 20.9	33%	132%	5.3%	C/S	2%/6%	11.2%	5.6%	14.0%	8.4%	0.00%	57.6%	29.66	16.5%	0.7%	21.2%	3.2%	$10.00	$11.96	19.6%	$11.90	19.0%	$12.50	25.0%	$12.46	24.6%

Averages - Mutual Holding Company Conversions:			$ 346	17.49%	1.85%	19%	$ 20.9	33%	132%	5.3%	NA	NA	11.2%	5.6%	14.0%	8.4%	0.00%	57.6%	29.7x	16.5%	0.7%	21.2%	3.2%	$10.00	$11.96	19.6%	$11.90	19.0%	$12.50	25.0%	$12.46	24.6%
Medians -Mutual Holding Company Conversions:			$ 346	17.49%	1.85%	19%	$ 20.9	33%	132%	5.3%	NA	NA	11.2%	5.6%	14.0%	8.4%	0.00%	57.6%	29.7x	16.5%	0.7%	21.2%	3.2%	$10.00	$11.96	19.6%	$11.90	19.0%	$12.50	25.0%	$12.46	24.6%

Averages - All Conversions:			$1,306	11.61%	2.16%	117%	$ 145.4	69%	98%	7.0%	NA	NA	5.7%	3.5%	8.2%	3.8%	0.27%	59.9%	41.2x	10.7%	-0.1%	16.7%	-2.8%	$ 9.80	$11.09	13.2%	$11.12	13.4%	$11.63	18.7%	$11.89	21.2%
Medians - All Conversions:			$ 482	11.17%	1.72%	89%	$ 25.3	64%	96%	7.2%	NA	NA	4.8%	3.8%	9.4%	1.9%	0.00%	63.8%	32.6x	11.1%	0.2%	16.9%	1.1%	$10.00	$11.25	15.4%	$11.28	14.9%	$11.87	19.4%	$12.44	24.4%
Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.
(1) Non-OTS regulated thrift. (2) As a percent of MHC offering for MHC transactions. (3) Does not take into account the adoption of SOP 93-6. (4) Latest price if offering is less than one week old.	(5) Latest price if offering is more than one week but less than one month old.

(6)  Mutual holding company pro forma data on full conversion basis.

(7)  Simultaneously completed acquisition of another financial institution.

(8)  Simultaneously converted to a commercial bank charter.

																				(9) Former credit union.								February 25, 2011

RP® Financial, LC.	VALUATION ANALYSIS IV.19

past three months. The standard conversion offerings are considered to be more relevant for Iroquois Federal’s pro forma pricing. The average closing pro forma price/tangible book ratio of the two recent standard conversion offerings equaled 39.4%. On average, the two standard conversion offerings reflected price appreciation of 11.4% after the first week of trading. As of February 25, 2011, the two recent standard conversion offerings reflected a 20.1% increase in price on average.

Shown in Table 4.3 are the current pricing ratios for the fully-converted offerings completed during the past three months that trade on NASDAQ or an Exchange, five of which were second-step offerings. The current P/TB ratio of the fully-converted recent conversions equaled 71.37%, based on closing stock prices as of February 25, 2011.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Iroquois Federal’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Illinois. As shown in Exhibit IV-4, there were eight Illinois thrift acquisitions completed from the beginning of 2007 through February 25, 2011 and there is currently one acquisition pending for an Illinois savings institution. The recent acquisition activity involving Illinois savings institutions may imply a certain degree of acquisition speculation for the Association’s stock. To the extent that acquisition speculation may impact the Association’s offering, we have largely taken this into account in selecting companies for the Peer Group that could be subject to the same type of acquisition speculation that may influence Iroquois Federal’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Iroquois Federal’s stock would tend to be less compared to the stocks of the Peer Group companies.

*  *  *  *  *  *  *  *  *  *  *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the

RP® Financial, LC.	VALUATION ANALYSIS IV.20

Table 4.3

Market Pricing Comparatives

Prices As of February 25, 2011

		Market Capitalization		Per Share Data
				Core 12 Month EPS(2)	Book Value/ Share	Pricing Ratios(3)					Dividends(4)			Financial Characteristics(6)
Financial Institution		Price/ Share(1)	Market Value			P/E	P/B	P/A	P/TB /	P/ Core	Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	Tang Eq/ Assets	NPAs/ Assets	Reported ROA ROE		Core ROA ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Public Companies		$11.30	$321.13	$(0.06)	$13.19	18.67x	86.82%	10.56%	95.02%	18.88x	$0.21	1.61%	28.29%	$2,705	11.51%	10.83%	4.60%	0.04%	1.39%	-0.03%	1.05%
Converted Last 3 Months (no MHC)		$11.68	$310.19	$(1.17)	$18.09	27.40x	70.77%	12.23%	71.37%	33.57x	$0.11	0.94%	40.00%	$1,739	16.32%	16.23%	1.90%	-0.22%	2.15%	-0.25%	2.84%
Converted Last 3 Months (no MHC)
ALLB	Alliance Bancorp, Inc. of PA	$11.04	$60.44	$0.10	$14.91	NM	74.04%	12.89%	74.04%	NM	$0.12	1.09%	NM	$469	17.40%	17.40%	NA	0.12%	1.38%	0.12%	1.38%
ANCB	Anchor Bancorp of Aberdeen, WA	$10.45	$26.65	$(0.24)	$25.92	NM	40.32%	4.89%	40.32%	NM	$0.00	0.00%	NM	$544	12.14%	12.14%	NA	-0.11%	NM	-0.11%	NM
ACFCD	Atlantic Coast Financial Corp. of GA	$10.37	$27.27	$(9.12)	$24.51	NM	42.31%	3.01%	42.38%	NM	$0.00	0.00%	NM	$907	7.11%	7.10%	NA	-2.03%	NM	-2.65%	NM
CFFN	Capitol Federal Financial Inc. of KS	$12.42	$2,080.28	$0.37	$12.05	NM	103.07%	21.23%	103.07%	33.57x	$0.30	2.42%	NM	$9,798	20.60%	20.60%	NA	0.40%	3.02%	0.71%	5.32%
HBOS	Heritage Financial Group, Inc. of GA	$13.12	$114.29	$0.19	$13.74	NM	95.49%	15.89%	97.62%	NM	$0.12	0.91%	NM	$719	16.64%	16.34%	NA	-0.19%	-2.64%	0.23%	3.13%
HFBL	Home Federal Bancorp Inc. of LA	$13.20	$40.21	$0.17	$16.61	17.60x	79.47%	19.06%	79.47%	NM	$0.24	1.82%	32.00%	$211	23.99%	23.99%	0.05%	1.13%	5.42%	0.26%	1.23%
SIFI	SI Financial Group, Inc. of CT	$9.30	$98.37	$0.22	$12.07	37.20x	77.05%	10.51%	79.69%	NM	$0.12	1.29%	48.00%	$936	13.64%	13.25%	NA	0.28%	3.60%	0.25%	3.17%
WBKC	Wolverine Bancorp, Inc. of MI	$13.56	$34.01	$(1.08)	$24.93	NM	54.39%	10.36%	54.39%	NM	$0.00	0.00%	NM	$328	19.04%	19.04%	3.75%	-1.33%	NM	-0.82%	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

F-69

RP® Financial, LC.	VALUATION ANALYSIS IV.21

new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Association’s management team appears to have experience and expertise in all of the key areas of the Association’s operations. Exhibit IV-5 provides summary resumes of the Association’s Board of Directors and senior management. The financial characteristics of the Association suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Association’s present organizational structure. The Association currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OTS regulated institution, Iroquois Federal will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Association’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

RP® Financial, LC.	VALUATION ANALYSIS IV.22

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Association’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Upward
Asset Growth	Slight Upward
Primary Market Area	Moderate Downward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Association’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Association’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Association’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the

RP® Financial, LC.	VALUATION ANALYSIS IV.23

same time, since reported earnings for both the Association and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Association and the Peer Group and resulting price/core earnings ratios.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Association will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of February 25, 2011, the pro forma market value of Iroquois Federal’s conversion stock was $36,380,000 at the midpoint, equal to 3,638,000 shares at $10.00 per share.

RP® Financial, LC.	VALUATION ANALYSIS IV.24

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Association’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Association’s reported earnings equaled $3.125 million for the twelve months ended December 31, 2010. In deriving Iroquois Federal’s core earnings, the only adjustments made to reported earnings were to eliminate the loss on the sale of investment securities and foreclosed assets, which equaled $1.182 million and $114,000, respectively, for the twelve months ended December 31, 2010. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 38.0% for the earnings adjustments, the Association’s core earnings were determined to equal $2.321 million for the twelve months ended December 31, 2010. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)
Net income(loss)	$3,125
Deduct: Gain on sale of investment securities(1)	(733)
Deduct: Gain on sale of foreclosed assets(1)	(71)

Core earnings estimate	$2,321

(1)	Tax effected at 38.0%.

Based on the Association’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Association’s pro forma reported and core P/E multiples at the $36.4 million midpoint value equaled 12.24 times and 16.79 times, respectively, which provided for discounts of 16.85% and 5.67% relative to the Peer Group’s average reported and core P/E multiples of 14.72 times and 17.80 times, respectively (see Table 4.4). In comparison to the Peer Group’s median reported and core earnings multiples which equaled 13.92 times and 15.56 times, respectively, the Association’s pro forma reported and core P/E multiples at the midpoint value indicated a discount of 12.07% and a premium of 7.77%,

RP® Financial, LC.	VALUATION ANALYSIS IV.25

Table 4.4

Public Market Pricing

Iroquois Federal and the Comparables

As of February 25, 2011

				Per Share Data							Dividends(4)			Financial Characteristics(6)								Offering Size
		Market Capitalization		Core 12 Month EPS (2)	Book Value/ Share	Pricing Ratios(3)					Amount/ Share	Yield	Payout Ratio (5)	Total Assets	Equity/ Assets	Tang Eq/ Assets	NPAs/ Assets	Reported		Core
		Price/ Share(1)	Market Value			P/E	P/B	P/A	P/TB	P/Core								ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
Iroquois Federal
Superrange		$10.00	$48.11	$0.44	$15.62	16.44x	64.02%	10.85%	64.02%	22.67x	$0.00	0.00%	0.00%	$443	16.95%	16.95%	1.00%	0.66%	3.89%	0.48%	2.82%	$45.0
Maximum		$10.00	$41.84	$0.51	$16.73	14.81x	59.77%	9.55%	59.77%	19.49x	$0.00	0.00%	0.00%	$438	15.98%	15.98%	1.01%	0.67%	4.21%	0.49%	3.07%	$39.1
Midpoint		$10.00	$36.38	$0.60	$18.01	12.24x	55.52%	8.39%	55.52%	16.79x	$0.00	0.00%	0.00%	$434	15.11%	15.11%	1.02%	0.69%	4.54%	0.50%	3.31%	$34.0
Minimum		$10.00	$30.92	$0.71	$19.73	10.33x	50.68%	7.20%	50.68%	14.13x	$0.00	0.00%	0.00%	$429	14.22%	14.22%	1.03%	0.70%	4.90%	0.51%	3.59%	$28.9
All Non-MHC Public Companies (7)
Averages		$11.83	$365.97	($0.12)	$14.30	18.08x	82.02%	9.72%	90.28%	18.18x	$0.22	1.59%	29.30%	$2,907	11.34%	10.66%	4.49%	0.00%	1.21%	-0.09%	0.88%
Medians		$12.42	$67.75	$0.33	$13.59	17.80x	82.66%	9.10%	86.05%	17.35x	$0.16	1.09%	0.00%	$907	10.50%	9.81%	3.38%	0.34%	3.56%	0.26%	3.15%
All Non-MHC State of IL (7)
Averages		$8.09	$66.93	($0.87)	$14.75	21.07x	57.70%	7.88%	64.37%	21.93x	$0.21	2.25%	32.97%	$667	12.99%	11.97%	3.49%	-0.36%	-3.37%	-0.43%	-4.11%
Medians		$7.89	$40.13	$0.08	$15.02	21.07x	67.93%	8.82%	74.39%	21.93x	$0.26	2.81%	0.00%	$441	12.81%	11.45%	3.49%	0.16%	1.19%	0.11%	0.82%
Comparable Group Averages
Averages		$12.22	$44.50	$0.75	$17.07	14.72x	71.94%	6.89%	76.70%	17.80x	$0.29	2.49%	28.19%	$665	10.10%	9.57%	4.33%	0.51%	5.41%	0.40%	4.18%
Medians		$13.00	$42.30	$0.67	$15.61	13.92x	70.52%	6.22%	76.76%	15.58x	$0.24	3.11%	29.63%	$485	10.29%	9.39%	4.10%	0.51%	5.37%	0.36%	4.07%
Comparable Group
CITZ	CFS Bancorp, Inc. of Munster IN	$5.80	$62.93	$0.27	$10.41	18.13	55.72%	5.61%	55.77%	21.48x	$0.04	0.69%	12.50%	$1,122	10.07%	10.06%	7.87%	0.32%	3.09%	0.27%	2.61%
FCAP	First Capital, Inc. of IN	$16.20	$45.15	$1.04	$17.41	13.85	93.05%	9.98%	104.99%	15.58x	$0.76	4.69%	64.96%	$452	10.75%	9.65%	NA	0.71%	6.90%	0.63%	6.13%
FCLF	First Clover Leaf Financial Corp of IL	$7.10	$56.17	$0.17	$9.89	28.4	71.79%	9.71%	85.54%	NM	$0.24	3.38%	NM	$579	13.52%	11.60%	2.68%	0.34%	2.54%	0.23%	1.72%
FSFG	First Savings Financi1al Group of IN	$16.65	$39.44	$1.61	$22.86	13.99	72.83%	7.66%	86.05%	10.34x	$0.00	0.00%	0.00%	$515	10.51%	9.05%	NA	0.56%	5.23%	0.76%	7.07%
HFFC	HF Financial Corp of SD	$10.99	$76.70	$0.42	$13.53	14.85	81.23%	6.26%	85.19%	26.17x	$0.45	4.09%	60.81%	$1,226	7.70%	7.37%	2.91%	0.42%	5.51%	0.24%	3.13%
HFBC	HopFed Bancorp, Inc. of KY	$9.45	$69.32	$0.65	$13.80	8.75	68.48%	6.19%	69.13%	14.54x	$0.32	3.39%	29.63%	$1,121	10.64%	10.57%	NA	0.74%	8.33%	0.45%	5.01%

				Per Share Data							Dividends(4)			Financial Characteristics(6)								Offering Size
		Market Capitalization		Core 12 Month EPS (2)	Book Value/ Share	Pricing Ratios(3)					Amount/ Share	Yield	Payout Ratio (5)	Total Assets	Equity/ Assets	Tang Eq/ Assets	NPAs/ Assets	Reported		Core
		Price/ Share(1)	Market Value			P/E	P/B	P/A	P/TB	P/Core								ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
LSBI	LSB Financial Corp of Lafayette IN	$15.63	$24.29	$0.53	$22.57	18.17	69.25%	6.31%	69.25%	29.49x	$0.00	0.00%	0.00%	$385	9.12%	9.12%	4.10%	0.36%	3.89%	0.22%	2.39%
FFFD	North Central Bancshares of IA	$16.96	$22.91	$1.03	$29.48	10.53	57.53%	5.03%	57.53%	16.47x	$0.04	0.24%	2.48%	$456	10.96%	10.96%	4.11%	0.48%	4.46%	0.31%	2.85%
RIVR	River Valley Bancorp of IN	$15.01	$22.73	$1.08	$18.13	9.1	82.79%	5.94%	83.02%	13.90x	$0.84	5.60%	50.91%	$382	8.49%	8.47%	NA	0.64%	8.21%	0.42%	5.38%
WAYN	Wayne Savings Bancshares of OH	$8.44	$25.35	$0.69	$12.65	11.41	66.72%	6.19%	70.51%	12.23x	$0.24	2.84%	32.43%	$410	9.28%	8.82%	NA	0.55%	5.90%	0.51%	5.50%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright	(c) 2011 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.26

respectively. At the top of the super range, the Association’s reported and core P/E multiples equaled 16.44 times and 22.67 times, respectively. In comparison to the Peer Group’s average reported and core P/E multiples, the Association’s P/E multiples at the top of the super range reflected premiums of 11.68% and 27.36%, respectively. In comparison to the Peer Group’s median reported and core P/E multiples, the Association’s P/E multiples at the top of the super range reflected premiums of 18.10% and 45.51%, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Association’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Association’s pro forma book value. Based on the $36.4 million midpoint valuation, the Association’s pro forma P/B and P/TB ratios both equaled 55.52%. In comparison to the average P/B and P/TB ratios for the Peer Group of 71.94% and 76.70%, the Association’s ratios reflected a discount of 22.82% on a P/B basis and a discount of 27.61% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 70.52% and 76.76%, respectively, the Association’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 21.27% and 27.67%, respectively. At the top of the super range, the Association’s P/B and P/TB ratios both equaled 64.02%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Association’s P/B and P/TB ratios at the top of the super range reflected discounts of 11.01% and 16.53%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Association’s P/B and P/TB ratios at the top of the super range reflected discounts of 9.22% and 16.60%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Association’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $36.4 million

RP® Financial, LC.	VALUATION ANALYSIS IV.27

midpoint of the valuation range, the Association’s value equaled 8.39% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 6.89%, which implies a premium of 21.77% has been applied to the Association’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 6.22%, the Association’s pro forma P/A ratio at the midpoint value reflects a premium of 34.89%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, two standard conversion offerings were completed during the past three months. In comparison to the 39.4% average closing forma P/TB ratio of the recent standard conversions, the Association’s P/TB ratio of 55.5% at the midpoint value reflects an implied premium of 40.86%. At the top of the superrange, the Association’s P/TB ratio of 64.0% reflects an implied premium of 62.44% relative to the recent standard conversions average P/TB ratio at closing. The current average P/TB ratio of the two recent standard conversions that are publicly-traded equaled 47.4%, based on closing stock prices as of February 25, 2011. In comparison to the current average P/TB ratio of the recent publicly-traded standard conversions, the Company’s P/TB ratio at the midpoint value reflects an implied premium of 17.09% and at the top of the superrange reflects an implied premium of 35.02%.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 25, 2011, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled

RP® Financial, LC.	VALUATION ANALYSIS IV.28

$36,380,000 at the midpoint, equal to 3,638,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $30,923,000 and a maximum value of $41,837,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 3,092,300 at the minimum and 4,183,700 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $48,112,550 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 4,811,255. Based on this valuation range, the offering range is as follows: $28,900,000 at the minimum, $34,000,000 at the midpoint, $39,100,000 at the maximum and $44,965,000 at the supermaximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 2,890,000 at the minimum, 3,400,000 at the midpoint, 3,910,000 at the maximum and 4,496,500 at the supermaximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.